Exhibit 10.1

OFFICE LEASE AGREEMENT

BETWEEN

GATEWAY WINDWARD, INC.

AS LANDLORD

AND

OPTIO SOFTWARE, INC.

AS TENANT

DATED

December 21, 2005

TABLE OF CONTENTS

1.	Definitions and Basic Provisions		1
2.	Lease Grant		1
3.	Tender of Possession		1
4.	Rent		2
5.	Delinquent Payment; Handling Charges		3
6.	Security Deposit		3
7.	Services; Utilities; Common Areas		4
	(a)	Services	4
	(b)	Excess Utility Use	5
	(c)	Common Areas	5
	(d)	Maintenance of Common Areas	7
8.	Alterations; Repairs; Maintenance; Signs		7
	(a)	Alterations	7
	(b)	Repairs; Maintenance	8
		(i) By Landlord	8
		(ii) By Tenant	9
		(iii) Performance of Work	10
	(c)	Mechanic’s Liens	10
	(d)	Signs	11
9.	Use		12
10.	Assignment and Subletting		13
	(a)	Transfers	13
	(b)	Consent Standards	13
	(c)	Request for Consent	13
	(d)	Conditions to Consent	13
	(e)	Attornment by Subtenants	14
	(f)	Cancellation	14
	(g)	Additional Compensation	14
	(h)	Permitted Transfers	15
11.	Insurance; Waivers; Subrogation; Indemnity		16
	(a)	Tenant’s Insurance	16
	(b)	Landlord’s Insurance	17
	(c)	No Subrogation	17
	(d)	Tenant’s Indemnity	17
	(e)	Landlord’s Indemnity	18
12.	Subordination; Attornment; Notice to Landlord’s Mortgagee		18
	(a)	Subordination	18
	(b)	Attornment	19
	(c)	Notice to Landlord’s Mortgagee	19
	(d)	Landlord’s Mortgagee’s Protection Provisions	19
13.	Rules and Regulations		19
14.	Condemnation		20
	(a)	Total Taking	20
	(b)	Partial Taking - Tenant’s Rights	20
	(c)	Partial Taking - Landlord’s Rights	20

	(d)	Award	20
	(e)	Repair	20
15.	Fire or Other Casualty		20
	(a)	Repair Estimate	20
	(b)	Tenant’s Rights	21
	(c)	Landlord’s Rights	21
	(d)	Repair Obligation	21
	(e)	Abatement of Rent	21
16.	Personal Property Taxes		22
17.	Events of Default		22
	(a)	Payment Default	22
	(b)	Abandonment	22
	(c)	Estoppel/Financial Statement/Commencement Date Letter	22
	(d)	Insurance	22
	(e)	Mechanic’s Liens	22
	(f)	Other Defaults	22
	(g)	Insolvency	23
18.	Remedies		23
	(a)	Termination of Lease	23
	(b)	Termination of Possession	23
	(c)	Perform Acts on Behalf of Tenant	24
	(d)	Alteration of Locks	24
19.	Payment by Tenant; Non-Waiver; Cumulative Remedies		24
	(a)	Payment by Tenant	24
	(b)	No Waiver	25
	(c)	Cumulative Remedies	25
20.	Landlord’s Lien		25
21.	Surrender of Premises		26
22.	Holding Over		26
23.	Certain Rights Reserved by Landlord		27
	(a)	Building Operations	27
	(b)	Security	27
	(c)	Repairs and Maintenance	27
	(d)	Prospective Purchasers and Lenders	27
	(e)	Prospective Tenants	27
24.	Substitution Space		27
25.	Hazardous Materials		28
26.	Miscellaneous		30
	(a)	Landlord Transfer	30
	(b)	Landlord’s Liability	30
	(c)	Force Majeure	31
	(d)	Brokerage	31
	(e)	Estoppel Certificates	31
	(f)	Notices	31
	(g)	Separability	31
	(h)	Amendments; Binding Effect	32

	(i)	Quiet Enjoyment	32
	(j)	No Merger	32
	(k)	No Offer	32
	(l)	Entire Agreement	32
	(m)	Waiver of Jury Trial	32
	(n)	Governing Law, Exclusive Forum	32
	(o)	Recording	33
	(p)	Joint and Several Liability	33
	(q)	Financial Reports	33
	(r)	Landlord’s Fees	33
	(s)	Telecommunications	33
	(t)	Confidentiality	34
	(u)	Authority	34
	(v)	Usufruct	34
	(w)	Anti-Terrorism Representations	34
		(i) By Tenant	34
		(ii) By Landlord	35
	(x)	List of Exhibits	35
27.	Termination Option		35

BASIC LEASE INFORMATION

This Basic Lease Information is attached to and incorporated by reference to an Office Lease Agreement between Landlord and Tenant, as defined below.

Lease Date:	December 21, 2005

Landlord:	Gateway Windward, Inc., a California corporation

Tenant:	Optio Software, Inc., a Georgia corporation

Premises:	Suite No. 190, containing approximately 1,125 rentable square feet of un-improved storage space (“Suite 190 Space”); Suite No. 200, containing approximately 24,988 rentable square feet of office space (“Suite 200 Space”); and Suite No. 600, containing approximately 24,988 rentable square feet of office space (“Suite 600 Space”) (sometimes hereinafter the Suite 190 Space, Suite 200 Space, and Suite 600 Space will collectively be referred to as the “Premises”) in the building commonly known as Windward Fairways II (the “Building”), and whose street address is 3015 Windward Plaza, Alpharetta, Georgia 30005. The Premises are outlined on the plan attached to the Lease as Exhibit A, consisting of sheets A-1, A-2, and A-3. The land on which the Building is located (the “Land”) is described on Exhibit B. The term “Project” shall collectively refer to the Building, the Land and the driveways, parking facilities, and similar improvements and easements associated with the foregoing or the operation thereof, including without limitation the Common Areas (as defined in Section 7(c)).

Term:	Approximately 98 months, commencing on the Commencement Date and ending at 5:00 p.m. local time on the last day of the 98th full calendar month following the Commencement Date, subject to adjustment and earlier termination as provided in the Lease.

Commencement Date:	The earlier of: (a) July 1, 2006 or (b) three (3) calendar days after the date on which Landlord tenders possession of the Premises to Tenant; provided, however, if Landlord is not able to deliver possession of the Premises to Tenant by July 1, 2006, then, except as provided in Section 3 of this Lease, Tenant shall accept possession on such date as Landlord tenders possession to Tenant.

Base Rent:	Base Rent shall be the following amounts for the following periods of time:

	Lease Month	Annual Base Rent Rate Per Rentable Square Foot	Monthly Base Rent
Suite 190 Space	1 – 12	$10.00	$937.50
	13 – 24	$10.25	$960.94
	25 – 36	$10.51	$985.31

	37 – 48	$10.77	$1,009.69
	49 – 60	$11.04	$1,035.00
	61 – 72	$11.32	$1,061.25
	73 – 84	$11.60	$1,087.50
	85 – 96	$11.89	$1,114.69
	97 – 98	$12.19	$1,142.81

	Lease Month	Annual Base Rent Rate Per Rentable Square Foot	Monthly Base Rent
Suite 200 Space & Suite 600 Space	1 – 12	$17.95	$74,755.77
	13 – 24	$18.40	$76,629.87
	25 – 36	$18.86	$78,545.61
	37 – 48	$19.33	$80,503.01
	49 – 60	$19.81	$82,502.05
	61 – 72	$20.31	$84,584.38
	73 – 84	$20.82	$86,708.36
	85 – 96	$21.34	$88,873.99
	97 – 98	$21.87	$91,081.26

	As used herein, the term “Lease Month” shall mean each calendar month during the Term (and if the Commencement Date does not occur on the first (1st) day of a calendar month, the period from the Commencement Date to the first (1st) day of the next calendar month shall be included in the first (1st) Lease Month for purposes of determining the duration of the Term and the monthly Base Rent rate applicable for such partial month).

Security Deposit:	$83,537.05.

Rent:	Base Rent, Additional Rent, Taxes and Insurance (each as defined in Exhibit C hereto), and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.

Permitted Use:	General office use, and related storage use in Suite 190 and for no other purposes whatsoever.

Tenant’s Proportionate Share:	35%, which is the percentage obtained by dividing (a) the number of rentable square feet in the Premises as stated above by (b) the rentable square feet in the Building at the time a respective charge was incurred, which at the time of execution of this Lease is 144,856 rentable square feet. Landlord shall, upon the written request of Tenant received prior to the Commencement Date and at Tenant’s expense, cause the rentable square footage of the Premises to be verified by an architect selected by Landlord and approved by Tenant (which approval shall not be unreasonably withheld or delayed) in accordance with building standard methods of measurement. If such measurement results in a change in the rentable square footage of the Premises, the Base Rent, Additional Rent, Taxes, Insurance, Tenant’s Proportionate Share, and any other matters affected by the rentable square footage of the Premises shall be adjusted accordingly. If there is a change in the rentable square footage of the Premises, Tenant shall within fifteen (15) days after Landlord’s written request, execute and return a lease amendment effective as of the Commencement Date, confirming the necessary adjustments.

Initial Liability Insurance Amount:	$3,000,000

Broker/Agent:	For Tenant: Carter & Associates 171 17th Street, Suite 1200 Atlanta, GA 30363 For Landlord: CB Richard Ellis

Tenant’s Address:	Prior to Commencement Date: 3015 Windward Plaza Windward Fairways II Alpharetta, Georgia 30005 Attention: Chief Financial Officer Telephone: (770) 576-3500 Telecopy: (770) 576-3699	Following Commencement Date: 3015 Windward Plaza Windward Fairways II Alpharetta, Georgia 30005 Attention: Chief Financial Officer Telephone: (770) 576-3500 Telecopy: (770) 576-3699

Landlord’s Address:

For all Notices:

Gateway Windward, Inc.

c/o CB Richard Ellis, Inc.

3015 Windward Plaza, Suite 460

Alpharetta, Georgia 30005

Attention: Property Manager

Telephone: (770) 777-4200

Telecopy: (770) 777-4220

With a copy to: Gateway Windward, Inc. c/o Invesco Real Estate 13155 Noel Road Dallas, Texas 75240 Attention: Asset Manager

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

LANDLORD:	GATEWAY WINDWARD, INC.,
a California corporation

	By:	INVESCO Institutional (N.A.), Inc.,
as advisor

	By:	/s/ Michael Kirby

	Name:	Michael Kirby

	Title:	Vice-President

TENANT:	OPTIO SOFTWARE, INC.,
a Georgia corporation

	By:	/s/ Caroline Bembry

	Name:	Caroline Bembry

	Title:	CFO

OFFICE LEASE AGREEMENT

This Office Lease Agreement (this “Lease”) is entered into as of December 21, 2005, between GATEWAY WINDWARD, INC., a California corporation (“Landlord”), and OPTIO SOFTWARE, INC., a Georgia corporation (“Tenant”).

1. Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question; “Building’s Structure” means the Building’s exterior walls, roof, elevator shafts (if any), footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and structural columns and beams; “Building’s Systems” means the Premises’ and Building’s HVAC, life-safety, plumbing, electrical, and mechanical systems; “Business Day(s)” means Monday through Friday of each week, exclusive of Holidays; “Holidays” means New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and any other nationally or regionally recognized holiday; “including” means including, without limitation; “Landlord Party” means any of the following persons: Landlord, any assignees claiming by, through, or under Landlord, and any of their respective agents, contractors, employees and invitees; “Laws” means all federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders and all interpretations of the foregoing, and all restrictive covenants affecting the Project, and “Law” shall mean any of the foregoing; “Normal Business Hours” means 8:00 a.m. to 6:00 p.m. on Business Days and 8:00 a.m. to 1:00 p.m. on Saturdays, exclusive of Holidays; “Tenant’s Off-Premises Equipment” means any of Tenant’s equipment or other property that may be located on or about the Project (other than inside the Premises); and “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, and invitees.

2. Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises (as defined in the Basic Lease Information). Tenant, its permitted subtenants, and their employees, licensees and guests shall have access to the Premises at all times, twenty-four (24) hours per day, every day of the year, subject to such after-normal-business-hours security procedures as Landlord may require.

3. Tender of Possession. Landlord and Tenant presently anticipate that possession of the Premises will be tendered to Tenant on or about July 1, 2006 (the “Estimated Delivery Date”). If Landlord is unable to tender possession of the Premises to Tenant by the Estimated Delivery Date, then: (a) the validity of this Lease shall not be affected or impaired thereby; (b) Landlord shall not be in default hereunder or be liable for damages therefor; and (c) Tenant shall accept possession of the Premises when Landlord tenders possession thereof to Tenant in the condition required by this Lease. Tenant hereby accepts the Premises in their “AS-IS” condition and Landlord shall have no obligation to perform any work therein (including demolition of any improvements existing therein or construction of any tenant finish-work or other improvements therein, and by occupying the Premises, Tenant shall be deemed to have accepted the Premises in their condition as of the Commencement Date, subject to latent defects for which notice is given to Landlord within one (1) year of the Commencement Date. Upon establishment of the Commencement Date, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit F hereto confirming: (1) the Commencement Date (as defined in the Basic Lease Information) and the expiration date of the initial Term (as defined in the Basic Lease Information); (2) that Tenant has accepted the Premises, subject to only latent defects as set forth above; and (3) that Landlord has performed all of its obligations with respect to the Premises; however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease. Tenant’s failure to execute such document within ten (10) days of receipt thereof from Landlord shall be deemed Tenant’s agreement to the contents of such document. It is specifically understood and agreed that CK Windward #2, LLC, Landlord’s predecessor in interest and IMNET Systems, Inc., predecessor in interest to McKesson Information Solutions, LLC (“McKesson”) are parties to that certain Office Lease Agreement dated April 3, 1996, as amended (“Existing Lease”), pursuant to which McKesson is the tenant of portions of the Premises. Likewise, it is understood and agreed that by the terms of that certain Sublease dated March 22, 1999 (“Existing Sublease”), HBO & Company of Georgia, predecessor in interest to IMNET Systems, Inc., and predecessor in interest to McKesson, sublet portions of the Premises to Tenant. The obligations of Landlord and Tenant hereunder are specifically conditioned upon Landlord and Tenant being able to enter into one or more written agreements in form and content satisfactory to Landlord and Tenant, respectively, terminating the Existing Lease as to those portions of the Premises that are subject to this Lease effective June 30, 2006 and the Existing Sublease effective June 30, 2006, which agreements shall be entered into within forty-five (45) days of the Effective Date (as hereinafter defined) of this Lease. In the event Landlord and Tenant are unable to enter into such written agreement(s) with McKesson within forty-five (45) days of the Effective Date, then either party shall notify the other in writing, in which event the sole remedies shall be to either: (i) enter into a mutually acceptable revision to the terms of this Lease, or (ii) cancel this Lease upon ten (10) days written notice to the other party. The Effective Date of this Lease shall be the date upon which the last party to execute this Lease has done so, as evidenced by the date noted below its signature. In addition to the foregoing, if Landlord has not tendered possession of the Premises to Tenant by August 1, 2006, then Tenant shall have the right, as its sole remedy, to terminate this Lease as to the portion of the Premises that is not delivered by giving written notice to Landlord at any time after August 1, 2006; provided, however, that Landlord shall have the right to negate such termination in the event Landlord tenders possession as to the portion not previously delivered to Tenant within thirty (30) days of Tenant’s notice of termination.

4. Rent. Tenant shall timely pay to Landlord Rent (as defined in the Basic Lease Information), including the amounts set forth in Exhibit C hereto, without notice, demand, deduction or set-off (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association at Landlord’s address provided for in this Lease, by electronic funds wire transfer to a bank account of Landlord in the United States, or as otherwise specified by Landlord, and shall be accompanied by all applicable state and local sales or use taxes, if any. The obligations of Tenant to pay Base Rent (as defined in the Basic Lease Information) and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Base Rent, adjusted as herein provided, shall be payable monthly in advance. The first (1st) monthly installment of Base Rent shall be payable contemporaneously with the execution of this Lease; thereafter (but subject to the Rent Abatement Provisions set forth on Exhibit M), Base Rent shall be payable on the first (1st) day of each month beginning on the first (1st) day of the second (2nd) full calendar month of the Term. The monthly Base Rent for any partial month at the beginning of the Term shall equal the product of 1/365 (or in the event of a leap year, 1/366) of the annual Base Rent in effect during the partial month and the number of days in the partial month, and shall be due on the Commencement Date. Payments of Base Rent for any fractional calendar month at the end of the Term shall be similarly prorated. Tenant shall pay Additional Rent, Taxes and Insurance (each as defined in Exhibit C) at the same time and in the same manner as Base Rent.

5. Delinquent Payment; Handling Charges. All past due payments required of Tenant hereunder shall bear interest from the date due until paid at the lesser of fifteen percent (15%) per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”); additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a fee equal to five percent (5%) of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest. Notwithstanding the foregoing, the late fee and interest referenced above shall not be charged with respect to the first occurrence (but may be charged for any subsequent occurrence) during any twelve-month period that Tenant fails to make payment when due, until five (5) days after Landlord delivers written notice of such delinquency to Tenant, but only if such payment has not been made prior to delivery of such notice.

6. Security Deposit. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord the Security Deposit (as defined in the Basic Lease Information), which shall be held by Landlord to secure Tenant’s performance of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default (as defined in Section 17). Landlord may, at Landlord’s discretion, from time to time following an Event of Default and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation Tenant fails to perform hereunder or in connection with Landlord’s remedies under this Lease. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Subject to the requirements of, and conditions imposed by, Laws applicable to security deposits under commercial leases, Landlord shall, within the time required by applicable Law, return to Tenant the portion of the Security Deposit remaining after deducting all damages, charges and other amounts permitted by Law. Landlord and Tenant agree that such deductions shall include, without limitation, all damages and losses that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach of this Lease by Tenant. Unless required otherwise by applicable Law, the Security Deposit may be commingled with other funds, and no interest shall be paid thereon. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, upon such transfer (and the delivery to Tenant of an acknowledgement by any such transferee of the transferee’s responsibility for the Security Deposit), Landlord thereafter shall have no further liability for the return of the Security Deposit. Notwithstanding the foregoing, Landlord and Tenant have agreed that so long as there is no uncured Event of Default under the terms, covenants and conditions of this Lease after Tenant has paid the thirty-six (36) months of full Rent hereunder, Landlord shall provide Tenant a credit of one-half of the Security Deposit to the thirty-seventh (37th) installment of full Rent due under this Lease. In the event there is an uncured Event of Default under the terms of this Lease after Landlord has provided Tenant with the credit set forth above, Tenant shall, within thirty (30) days of written demand from Landlord, restore the full amount of the Security Deposit which shall be retained by Landlord for the balance of the Term.

7. Services; Utilities; Common Areas.

(a) Services. Landlord shall use all reasonable efforts to furnish to Tenant: (i) hot and cold water at those points of supply provided for drinking, cleaning, and lavatory purposes and general use of tenants of the Building; (ii) heated and refrigerated air conditioning as appropriate, at such temperatures and in such amounts as are required by governmental authority and meeting standards established by the American Society of Heating, Refrigerating and Air Conditioning Engineers for executive office buildings of similar age and size as the Building; (iii) janitorial service to the Premises on weekdays, other than Holidays, for Building-standard installations in accordance with the Janitorial Specifications attached hereto as Exhibit J and in a manner comparable to that for executive office buildings of similar age and size as the Building located in the North Atlanta/Alpharetta submarket of Atlanta, Georgia, and such window washing as may from time to time be reasonably required; (iv) elevators for ingress and egress to the floor(s) on which the Premises are located, in common with other tenants, provided that Landlord may limit the number of operating elevators after Normal Business Hours, during repairs, and Holidays; (v) replacement of Building-standard light bulbs and fluorescent tubes, provided that Landlord’s standard charge for such bulbs and tubes shall be paid by Tenant; (vi) electrical current during Normal Business Hours for equipment whose electrical energy consumption does not exceed normal office usage; and (vii) security with respect to the Building as Landlord is providing as of the Effective Date consisting of closed circuit camera in the lobby of the Building and magnetic card reader access to the Building after Normal Business Hours and roving patrols after Normal Business Hours, it being understood that such measures are taken for Landlord’s own protection, and Tenant acknowledges that Landlord is not a guarantor of the security or safety of any Tenant Party, and that such security matters are the responsibility of Tenant. If Tenant desires any of the services specified in Section 7(a)(ii) at a time other than Normal Business Hours, then such services shall be supplied to Tenant upon the written request of Tenant delivered to Landlord before 3:00 p.m. on the Business Day preceding such extra usage, and Tenant shall pay to Landlord the cost of such services within thirty (30) days after Landlord has delivered to Tenant an invoice therefor. The costs incurred by Landlord in providing HVAC service to Tenant at a time other than Normal Business Hours, shall include costs for electricity, water, sewage, water treatment, labor, metering, filtering, and maintenance reasonably allocated by Landlord to providing such service. Landlord’s current charge for providing HVAC services at any time other than Normal Business Hours is $45.00 per hour. If more than one (1) tenant on a floor requests such usage, the cost thereof shall be proportionately allocated based on the square footage in each such premises. Notwithstanding the foregoing, if: (i) such utility service is interrupted because of the acts of Landlord, its employees, agents or contractors; (ii) Tenant notifies Landlord of such interruption in writing (the “Interruption Notice”); (iii) such interruption does not arise in whole or in part as a result of an act or omission of a Tenant Party; (iv) such interruption is not caused by a fire or other casualty; (v) the repair or restoration of such service is reasonably within the control of Landlord; and (vi) as a result of such interruption, the Premises or a material portion thereof is rendered untenantable (meaning that Tenant is unable to use the Premises in the normal course of its business) and Tenant in fact ceases to use the Premises, or material portion thereof, then, Tenant’s sole remedy for such interruption shall be as follows: on the sixth (6th) consecutive Business Day following the later to occur of the date the Premises (or material portion thereof) become untenantable, the date Tenant ceases to use such space, and the date Tenant provides Landlord with an Interruption Notice, the Rent payable hereunder shall be abated on a per diem basis for each day after such six (6) Business Day period based upon the percentage of the Premises so rendered untenantable and not used by Tenant, and such abatement shall continue until the date the Premises become tenantable again.

(b) Excess Utility Use. Landlord shall not be required to furnish electrical current for equipment whose electrical energy consumption exceeds normal office usage. If Tenant’s requirements for or consumption of electricity exceed the electricity to be provided by Landlord as described in Section 7(a), Landlord shall, at Tenant’s expense, make reasonable efforts to supply such service through the then-existing feeders and risers and electrical panels serving the Building and the Premises, and Tenant shall pay to Landlord the cost of such service within thirty (30) days after Landlord has delivered to Tenant an invoice therefor, which cost shall not exceed the charge therefor by the applicable service provider. Landlord may determine the amount of such additional consumption and potential consumption by any verifiable method, including installation of a separate meter in the Premises installed, maintained, and read by Landlord, at Tenant’s expense. Tenant shall not install any electrical equipment requiring special wiring or requiring voltage in excess of 110 volts unless approved in advance by Landlord, which approval shall not be unreasonably withheld. Tenant shall not install any electrical equipment requiring voltage in excess of Building capacity unless approved in advance by Landlord, which approval may be withheld in Landlord’s sole discretion. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers and electrical panels to or wiring in the Premises. Any risers or wiring required to meet Tenant’s excess electrical requirements shall, upon Tenant’s written request, be installed by Landlord, at Tenant’s cost, if, in Landlord’s judgment, the same are necessary and shall not cause permanent damage to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, or interfere with or disturb other tenants of the Building. If Tenant uses machines or equipment in the Premises which affect the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, Landlord may install supplemental air conditioning units or other supplemental equipment in the Premises, and the cost thereof, including the cost of installation, operation, use, and maintenance, shall be paid by Tenant to Landlord within thirty (30) days after Landlord has delivered to Tenant an invoice therefor. Landlord’s obligation to furnish services under Section 7(a) shall be subject to the rules and regulations of the supplier of such services and governmental rules and regulations. Landlord may, upon not less than thirty (30) days’ prior written notice to Tenant, discontinue any such service to the Premises, provided Landlord first arranges for a direct connection thereof through the supplier of such service. Tenant shall, however, be responsible for contracting with the supplier of such service and for paying all deposits for, and costs relating to, such service.

(c) Common Areas. The term “Common Area” is defined for all purposes of this Lease as that part of the Project intended for the common use of all tenants, including among other facilities (as such may be applicable to the Project), the ground floor lobby, elevator lobbies and hallways on multi-tenant floors, parking areas, private streets and alleys, landscaping, curbs, loading areas, sidewalks, malls and promenades (enclosed or otherwise), lighting facilities, drinking fountains, meeting rooms, public toilets, the parking garage, and the like, but excluding: (i) space in buildings (now or hereafter existing) designated for rental for commercial purposes, as the same may exist from time to time; (ii) streets and alleys maintained by a public authority; (iii) areas within the Project which may from time to time not be owned by Landlord (unless subject to a cross-access agreement benefiting the area which includes the Premises); and (iv) areas leased to a single-purpose user where access is restricted. In addition, although the roof(s) of the building(s) in the Project is not literally part of the Common Area, it will be deemed to be so included for purposes of: (i) Landlord’s ability to prescribe rules and regulations regarding same; and (ii) its inclusion for purposes of Operating Costs reimbursements. Landlord reserves the right to change from time to time the dimensions and location of the Common Area, as well as the dimensions, identities, locations and types of any buildings, signs or other improvements in the Project. For example, and without limiting the generality of the immediately preceding sentence, Landlord may from time to time substitute for any parking area other areas reasonably accessible to the tenants of the Building or Project, as applicable, which areas may be elevated, surface or underground. Notwithstanding the foregoing, Landlord agrees that it will not make changes to or close any portion of the Common Areas if, in any instance, the use and occupancy of the Premises and access to the Building or the Project by Tenant, its employees, agents, contractors, or invitees is materially limited or unreasonably interfered with as a direct result of such reconfiguration, changes or closing. Tenant, and its employees and customers, and when duly authorized pursuant to the provisions of this Lease, its subtenants, licensees and concessionaires, shall have the non-exclusive right to use the Common Area (excluding roof(s)) as constituted from time to time, such use to be in common with Landlord, other tenants in the Building and/or Project, as applicable, and other persons permitted by the Landlord to use the same, and subject to rights of governmental authorities, easements, other restrictions of record, and such reasonable rules and regulations governing use as Landlord may from time to time prescribe. For example, and without limiting the generality of Landlord’s ability to establish rules and regulations governing all aspects of the Common Area, Tenant agrees as follows:

(i) Tenant shall not solicit business within the Common Area nor take any action that would interfere with the rights of other persons to use the Common Area.

(ii) Landlord may temporarily close any part of the Common Area for such periods of time as may be necessary to make repairs or alterations or to prevent the public from obtaining prescriptive rights; provided, however, Landlord shall use commercially reasonable efforts to ensure that access to the Premises is available notwithstanding any such closure.

(iii) With regard to the roof(s) of the building(s) in the Project or Complex, as applicable, use of the roof(s) is reserved to Landlord, or with regard to any tenant demonstrating to Landlord’s satisfaction a need to use same, to such tenant after receiving prior written consent from Landlord.

(d) Maintenance of Common Areas. Landlord shall maintain or cause to be maintained and repaired (including replacement if reasonably necessary) the Common Areas, in a manner and at a level consistent with the maintenance, repair and upkeep of executive office buildings of similar age and size as the Building located in the North Atlanta/Alpharetta submarket of Atlanta, Georgia.

8. Alterations; Repairs; Maintenance; Signs.

(a) Alterations. Subsequent to the completion of the Work as defined in Exhibit D hereto, Tenant shall not make any alterations, additions or improvements to the Premises (collectively, the “Alterations”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed, except for the installation of unattached, movable trade fixtures which may be installed without drilling, cutting or otherwise defacing the Premises. Notwithstanding the foregoing, Tenant shall not be obligated to receive the written consent of Landlord for interior Alterations to the Premises if the Alterations do not in any way affect the Building’s Structure or Building’s Systems, do not exceed the total amount of Ten Thousand Dollars ($10,000) in the aggregate in any calendar year, and Tenant is not required by applicable law to obtain a permit to perform the Alterations. Tenant shall furnish complete plans and specifications to Landlord for its approval at the time it requests Landlord’s consent to any Alterations if the desired Alterations: (i) will affect the Building’s Systems or Building’s Structure; or (ii) will require the filing of plans and specifications with any governmental or quasi-governmental agency or authority; or (iii) will cost in excess of Ten Thousand Dollars ($10,000). Subsequent to obtaining Landlord’s consent and prior to commencement of the Alterations, Tenant shall deliver to Landlord any building permit required by applicable Law and a copy of the executed construction contract(s). Tenant shall reimburse Landlord within thirty (30) days after the rendition of a bill for all of Landlord’s actual out-of-pocket costs incurred in connection with any Alterations, including all management, engineering, outside consulting, and construction fees incurred by or on behalf of Landlord for the review and approval of Tenant’s plans and specifications and for the monitoring of construction of the Alterations. If Landlord consents to the making of any Alteration, such Alteration shall be made by Tenant at Tenant’s sole cost and expense by a contractor approved in writing by Landlord. Tenant shall require its contractor to maintain insurance in such amounts and in such form as Landlord may require. Without Landlord’s prior written consent, Tenant shall not use any portion of the Common Areas either within or without the Project or Complex, as applicable, in connection with the making of any Alterations. If the Alterations which Tenant causes to be constructed result in Landlord being required to make any alterations and/or improvements to other portions of the Project, as applicable, in order to comply with any applicable Laws, then Tenant shall reimburse Landlord upon demand for all costs and expenses incurred by Landlord in making such alterations and/or improvements. Except with respect to Tenant’s trade fixtures, any Alterations made by Tenant shall become the property of Landlord upon installation and shall remain on and be surrendered with the Premises upon the expiration or sooner termination of this Lease, unless Landlord requires the removal of such Alterations at such time as Landlord’s original written notice provided to Tenant. Notwithstanding the foregoing, upon Tenant’s request at the time it seeks Landlord’s consent to an Alteration, Landlord agrees to indicate in writing whether it will require such Alteration to be removed upon expiration or earlier termination of the Lease. If Landlord requires the removal of such Alterations, Tenant shall at its sole cost and expense, forthwith and with all due diligence (but in any event not later than ten (10) days after the expiration or earlier termination of the Lease) remove all or any portion of any Alterations made by Tenant which are designated by Landlord to be removed (including without limitation stairs, bank vaults, and cabling, if applicable) and repair and restore the Premises in a good and workmanlike manner to their original condition, reasonable wear and tear excepted. Notwithstanding the foregoing, upon Tenant’s request at the time it seeks Landlord’s consent to an Alteration, Landlord agrees to indicate in writing whether it will require such Alteration to be removed upon the expiration or earlier termination of the Lease. All construction work done by Tenant within the Premises shall be performed in a good and workmanlike manner with new materials of first-class quality, lien-free and in compliance with all Laws, and in such manner as to cause a minimum of interference with other construction in progress and with the transaction of business in the Project. Tenant agrees to indemnify, defend and hold Landlord harmless against any loss, liability or damage resulting from such work, and Tenant shall, if requested by Landlord, furnish a bond or other security satisfactory to Landlord against any such loss, liability or damage. The foregoing indemnity shall survive the expiration or earlier termination of this Lease. Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance.

(b) Repairs; Maintenance.

(i) By Landlord. Landlord shall, subject to reimbursement as set forth in Exhibit C, keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) standard mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building generally; (3) Common Areas; (4) the roof of the Building that shall be maintained in a watertight condition; (5) exterior windows of the Building that shall be maintained in a watertight condition; and (6) elevators serving the Building. Landlord shall not be liable for any failure to make any such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. If this Lease places an affirmative obligation upon Tenant to act, and if any of the foregoing maintenance or repairs are necessitated due to the acts or omissions of any Tenant Party, Tenant shall pay the costs of such repairs or maintenance to Landlord within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to fifteen percent (15%) of the cost of the repairs, provided that prior written notice is provided by Landlord to Tenant prior to the commencement of any such work. Landlord shall not be liable to Tenant for any interruption of Tenant’s business or inconvenience caused due to any work performed in the Premises or in the Project pursuant to Landlord’s rights and obligations under the Lease; provided, however, Landlord shall use commercially reasonable efforts to not disturb the normal conduct of Tenant’s business while performing such repairs and maintenance. To the extent allowed by law, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect, provided, however, Landlord shall use commercially reasonable efforts to not disturb the normal conduct of Tenant’s business while performing such repairs and maintenance. If Landlord fails to make any repairs or to perform any maintenance required of Landlord hereunder and within Landlord’s reasonable control, and such failure shall persist for an unreasonable time (not less than thirty [30] days) after written notice of the need for such repairs or maintenance is given to Landlord (although notice shall not be required in the event of an emergency, provided that Tenant has made reasonable efforts to notify Landlord of such emergency) and unless Landlord has commenced such repairs or maintenance during such period and is diligently pursuing the same, Tenant may (but shall not be required to) following a second notice (which notice shall have a heading in at least 12-point type, bold and all caps “FAILURE TO RESPOND SHALL RESULT IN TENANT EXERCISING SELF-HELP RIGHTS”) and Landlord’s failure to commence repairs within five (5) days after receipt of such second notice, perform such repairs or maintenance in accordance with the provisions of this Lease governing Tenant’s repairs and Alterations and Landlord shall reimburse Tenant for all reasonable costs and actual expenses therefor within thirty (30) days after presentation of appropriate invoices and back-up documentation.

(ii) By Tenant. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in good condition and repair, ordinary wear and tear, damage from the elements, and any force majeure event excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering and/or raised flooring; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the benefit of Tenant and located in the Premises or other portions of the Building or Project; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities serving Tenant exclusively; (7) phone rooms used exclusively by Tenant; (8) Alterations performed by contractors retained by or on behalf of Tenant, including related HVAC balancing; and (9) all of Tenant’s furnishings, trade fixtures, equipment and inventory. Landlord reserves the right to perform any of the foregoing maintenance or repair obligations or require that such obligations be performed by a contractor approved by Landlord, all at Tenant’s expense. All work shall be performed in accordance with the rules and procedures described in Section 8(a). If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after notice from Landlord (although notice shall not be required if there is an emergency, or if the area to be repaired is visible from the exterior of the Building, provided that Landlord has made reasonable efforts to notify Tenant of such emergency), Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to fifteen percent (15%) of the cost of the repairs, provided that prior written notice is provided by Landlord to Tenant prior to commencement of any such work. At the expiration of this Lease, Tenant shall surrender the Premises in good condition, excepting reasonable wear and tear, damage from the elements, any force majeure event, and losses required to be restored by Landlord. If Landlord elects to store any personal property of Tenant, including goods, wares, merchandise, inventory, trade fixtures and other personal property of Tenant, same shall be stored at the sole risk of Tenant. Landlord or its agents shall not be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Project or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other places resulting from dampness or any other cause whatsoever, or from the act or negligence of any other tenant or any officer, agent, employee, contractor or guest of any such tenant, unless caused by the negligence or willful misconduct of Landlord, its employees, agents or contractors.

(iii) Performance of Work. All work described in this Section 8 shall be performed only by contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord and Landlord’s property management company as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building’s Structure and the Building’s Systems). All such work which may affect the Building’s Structure or the Building’s Systems, at Landlord’s election, must be performed by Landlord’s usual contractor for such work or a contractor approved by Landlord. All work affecting the roof of the Building must be performed by Landlord’s roofing contractor or a contractor approved by Landlord and no such work will be permitted if it would void or reduce the warranty on the roof.

(c) Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Project in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Tenant shall, within thirty (30) days (unless the Building is for sale in which case Tenant shall within ten (10) days) after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, Project or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either: (1) pay the amount of the lien and cause the lien to be released of record; or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action or fails to notify Landlord within ten (10) days after Landlord has delivered notice of the filing of such lien as to its pursuing either (1) or (2) above, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within thirty (30) days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, Project or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall indemnify, defend and hold harmless Landlord, its property management company, any subsidiary or affiliate of the foregoing, and their respective officers, directors, shareholders, partners, employees, managers, contractors, attorneys and agents (collectively, the

“Indemnitees”) from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. The foregoing indemnity shall survive termination or expiration of this Lease.

(d) Signs. Tenant shall not place or permit to be placed any signs upon: (i) the roof of the Building; or (ii) the Common Areas; or (iii) any area visible from the exterior of the Premises without Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed provided any proposed sign is placed only in those locations as may be designated by Landlord, and complies with the sign criteria promulgated by Landlord from time to time. Upon request of Landlord, Tenant shall immediately remove any sign, advertising material or lettering which Tenant has placed or permitted to be placed upon the exterior or interior surface of any door or window or at any point inside the Premises, which in Landlord’s reasonable opinion, is of such a nature as to not be in keeping with the standards of the Building, and if Tenant fails to do so, Landlord may without liability remove the same at Tenant’s expense. Tenant shall comply with such regulations as may from time to time be promulgated by Landlord governing signs, advertising material or lettering of all tenants in the Project. The Tenant, upon vacation of the Premises, or the removal or alteration of its sign for any reason, shall be responsible for the repair, painting or replacement of the Building fascia surface or other portion of the Building where signs are attached. If Tenant fails to do so, Landlord may have the sign removed and the cost of removal plus fifteen percent (15%) as an administrative fee shall be payable by Tenant within thirty (30) days of invoice. During the Term, Tenant shall have the non-exclusive right to place its name on the existing monument sign at the principal entry to the Project on Windward Parkway (the “Windward Parkway Monument Sign”). Landlord may but shall not have the obligation to replace the existing Windward Parkway Monument Sign with a new monument that will be constructed at Landlord’s sole cost and expense. If Landlord constructs a replacement to the existing Windward Parkway Monument Sign, it may list the names of up to four (4) tenants on such sign with each name appearing substantially the same size, but in order of the amount of space such tenant is leasing in the Building or Project, as applicable. Further, throughout the Term of this Lease, Tenant shall have the exclusive right to place its sign on the monument sign at the entrance to the Building (“Entry Monument Sign”). Except as set forth above, sign panels placed on the Windward Parkway Monument Sign and the Entry Monument Sign shall be installed and maintained at Tenant’s sole cost and expense throughout the Term. The rights of Tenant under this paragraph: (i) are personal to Tenant and may not be assigned to any other party, including without limitation any assignee or subtenant; (ii) are terminable by Landlord following any default not cured within applicable cure periods; and (iii) are terminable by Landlord if Tenant reduces the size of the Premises, notwithstanding the consent of Landlord thereto, including any reduction resulting from subletting any portion of the Premises. The location, size, material, and design of the Signage shall be subject to the prior written approval of Landlord, and Tenant shall be responsible for compliance with Laws. Upon the expiration or earlier termination of this Lease or the termination of Tenant’s sign rights as set forth herein, Tenant shall remove the Signage, at Tenant’s sole cost and expense, and restore the monument sign to its condition immediately prior to the installation of the Signage. If Tenant fails to timely remove the Signage, then the Signage shall conclusively be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without further notice to Tenant or any other person and without obligation to account therefor. Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord in connection therewith within thirty (30) days of Landlord’s invoice. The provisions of this paragraph shall survive the expiration or earlier termination of the Lease.

9. Use. Tenant shall continuously occupy and use the Premises only for the Permitted Use (as set forth in the Basic Lease Information) and shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building’s Structure or the Building’s Systems or subject the Premises to use that would damage the Premises. Tenant, at its sole cost and expense, shall obtain and keep in effect during the term, all permits, licenses, and other authorizations necessary to permit Tenant to use and occupy the Premises for the Permitted Use in accordance with applicable Law. The population density within the Premises as a whole shall at no time exceed one person for each two hundred twenty-five (225) rentable square feet in the Premises. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant: (a) Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the “Disabilities Acts”) in the Premises; and (b) Landlord shall bear the risk of complying with the Disabilities Acts in the Common Areas (subject to reimbursement as set forth in Exhibit C), other than compliance that is necessitated by the use of the Premises for other than the Permitted Use or as a result of any alterations or additions made by Tenant (which risk and responsibility shall be borne by Tenant). Tenant shall not use any substantial portion of the Premises for a “call center”, any other telemarketing use, or any credit processing use. Landlord and Tenant agree that the “call center” restriction set forth above shall not restrict Tenant from maintaining an IT “help desk” to provide technical services to its customers or telemarketing services to its customers, provided that those portions of the Premises dedicated to such use shall not exceed 10,000 square feet, and at all times, the population density within that portion of the Premises dedicated to such call center does not exceed one person for each two hundred twenty-five (225) rentable square feet in the Premises. In addition, the Premises shall not be used for any purpose which creates strong, unusual, or offensive odors, fumes, dust or vapors; which emits noise or sounds that are objectionable due to intermittence, beat, frequency, shrillness, or loudness; which is associated with indecent or pornographic matters; or which involves political or moral issues (such as abortion issues). Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Building. Tenant shall not knowingly conduct or permit to be conducted in the Premises any activity, or place any equipment in or about the Premises or the Building, which will invalidate the insurance coverage in effect or increase the rate of fire insurance or other insurance on the Premises or the Building. If any invalidation of coverage or increase in the rate of fire insurance or other insurance occurs or is threatened by any insurance company due to activity conducted from the Premises, or any act or omission by Tenant, or its agents, employees, representatives, or contractors, such statement or threat shall be conclusive evidence that the increase in such rate is due to such act of Tenant or the contents or equipment in or about the Premises, and, as a result thereof, Tenant shall be liable for such increase and shall be considered Additional Rent payable with the next monthly installment of Base Rent due under this Lease. In no event shall Tenant introduce or permit to be kept on the Premises or brought into the Building any dangerous, noxious, radioactive or explosive substance.

10. Assignment and Subletting.

(a) Transfers. Tenant shall not, without the prior written consent of Landlord: (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law; (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization; (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant; (4) sublet any portion of the Premises; (5) grant any license, concession, or other right of occupancy of any portion of the Premises; or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 10(a)(1) through Section 10(a)(6) being a “Transfer”).

(b) Consent Standards. Landlord shall not unreasonably withhold its consent to any assignment or subletting of the Premises, provided that Tenant is not then in default under the Lease and the proposed transferee: (1) is creditworthy; (2) has a good reputation in the business community; (3) will use the Premises for the Permitted Use (thus, excluding without limitation, uses for credit processing and telemarketing) and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Project and of which Landlord has informed Tenant in writing; (4) will not use the Premises, or any part of the Project in a manner that would materially increase the pedestrian or vehicular traffic to the Premises, or the Project; (5) is not a governmental entity, or subdivision or agency thereof; (6) is not another occupant of the Building, as applicable; and (7) is not a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Building, as applicable, or any Affiliate of any such person or entity; otherwise, Landlord may withhold its consent in its sole discretion.

(c) Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least thirty (30) days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed pertinent documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $1,000 to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord immediately upon request for its reasonable attorneys’ fees at reasonable hourly rates incurred in connection with considering any request for consent to a Transfer.

(d) Conditions to Consent. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not be deemed consent to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

(e) Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, either terminate the sublease or take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be: (1) liable for any previous act or omission of Tenant under such sublease; (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant; (3) bound by any previous modification of such sublease or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment; (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement; or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 10(e). The provisions of this Section 10(e) shall be self-operative, and no further instrument shall be required to give effect to this provision.

(f) Cancellation. Landlord may, within thirty (30) days after submission of Tenant’s written request for Landlord’s consent to an assignment or subletting, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises, Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer, and Rent shall be reduced proportionately based on the remaining square footage in the Premises. As of the cancellation date and thereafter, Tenant shall be relieved of any liabilities, responsibilities, and obligations whatsoever with respect to only that portion of the Premises that is so cancelled. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.

(g) Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, one-half (1/2) of the excess of all compensation received by Tenant for a

Transfer over the Rent allocable to the portion of the Premises covered thereby, after deducting the following costs and expenses for such Transfer (which costs shall be amortized over the term of the sublease or assignment pursuant to sound accounting principles and deducted monthly from such excess): (1) brokerage commissions and reasonable attorneys’ fees; (2) advertising for subtenants or assignees; (3) the actual costs paid in making any improvements or substitutions in the Premises required by any sublease or assignment; and (4) the costs of any inducements or concessions given to the subtenant or assignee.

(h) Permitted Transfers. Notwithstanding Section 10(a), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

(1) an Affiliate of Tenant;

(2) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date of execution of this Lease; or

(3) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if such entity’s Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date of execution of this Lease.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Building or the, Complex, Landlord or other tenants of the Project. No later than five (5) Business Days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 10.

11. Insurance; Waivers; Subrogation; Indemnity.

(a) Tenant’s Insurance. Effective as of the earlier of: (1) the date Tenant enters or occupies the Premises; or (2) the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (A) commercial general liability insurance in amounts of $3,000,000 per occurrence, which shall apply on a per location basis, or, following the expiration of the initial Term, such other amounts as Landlord may from time to time reasonably require (and, if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g., the sale, service or consumption of alcoholic beverages], Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter [including liquor liability, if applicable] in such amounts as Landlord may reasonably require), insuring Tenant, Landlord, Landlord’s property management company and Invesco against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises and (without implying any consent by Landlord to the installation thereof) the installation, operation, maintenance, repair or removal of Tenant’s Off-Premises Equipment with an additional insured endorsement in form CG 20206 1185 if Tenant has any company owned vehicles; (B) automobile liability covering any owned, non-owned, leased, rented or borrowed vehicles of Tenant with limits no less than $5,000,000 combined single limit for property damage and bodily injury; (C) all risk property insurance covering the full value of all Alterations and improvements and betterments in the Premises, naming Landlord and Landlord’s Mortgagee (as defined in Section 12(a)) as additional loss payees as their interests may appear; (D) all risk property insurance covering the full value of all furniture, trade fixtures and personal property (including property of Tenant or others) in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party (including Tenant’s Off-Premises Equipment) it being understood that no lack or inadequacy of insurance by Tenant shall in any event make Landlord subject to any claim by virtue of any theft of or loss or damage to any uninsured or inadequately insured property; (E) contractual liability insurance sufficient to cover Tenant’s indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy); (F) worker’s compensation insurance in amounts not less than statutorily required, and employers’ liability insurance with limits of not less than Two Million Dollars ($2,000,000); (G) business interruption insurance in an amount that will reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against under Section 11(a)(2)(C) or attributable to the prevention of access to the Building or Premises; (H) in the event Tenant performs any alterations or repairs in, on, or to the Premises, builder’s risk Insurance on an all risk basis (including collapse) on a completed value (non-reporting) form, or by endorsement including such coverage pursuant to Section 11(a)(2)(C) hereinabove, for full replacement value covering all work incorporated in the Building and all materials and equipment in or about the Premises; and (I) such other insurance or any changes or endorsements to the insurance required herein, including increased limits of coverage, as Landlord, or any mortgagee or lessor of Landlord, may reasonably require from time to time. Tenant shall furnish to Landlord certificates of such insurance, with an additional insured endorsement in form CG 20206 1185, and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten (10) days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises, and at least fifteen (15) days prior to each renewal of said insurance, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days before cancellation or a material change of any such insurance policies. All such insurance policies shall be in form, and issued by companies with a Best’s rating of A:VII or better, reasonably satisfactory to Landlord. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of fifteen percent (15%) of such cost. It is expressly understood and agreed that the foregoing minimum limits of insurance coverage shall not limit the liability of Tenant for its acts or omissions as provided in this Lease. Notwithstanding the foregoing, so long as Tenant occupies the Premises and is conducting its business there from, Landlord hereby agrees that Tenant may provide the following insurance coverage: (i) commercial general liability insurance of $1,000,000 on an occurrence basis including (a) $300,000 damage to rented premises, (b) $10,000 medical expenses, (c) $1,000,000 personal injury, (d) $1,000,000 general aggregate and (d) $1,000,000 products; (ii) automobile liability insurance covering all hired and non-owned vehicles in the amount of $1,000,000; (iii) employer’s liability insurance coverage of (a) $500,000 each accident, (b) $500,000 disease-each employee and (c) $500,000 disease-policy limit; and (d) excess/umbrella liability insurance in the amount of $10,000,000 per occurrence having a deductible of $10,000.

(b) Landlord’s Insurance. Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: (1) property insurance for the Building’s replacement value (excluding property required to be insured by Tenant), less a commercially-reasonable deductible if Landlord so chooses; and (2) commercial general liability insurance in an amount of not less than $3,000,000. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. Tenant shall pay its Proportionate Share of the cost of all insurance carried by Landlord with respect to the Project or Complex, as applicable, as set forth on Exhibit C. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

(c) No Subrogation. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy that covers the Building, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss (defined below). Landlord and Tenant each hereby waive any right of subrogation and right of recovery or cause of action for injury including death or disease to respective employees of either as covered by Worker’s Compensation (or which would have been covered if Tenant or Landlord as the case may be, was carrying the insurance as required by this lease). Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

(d) Tenant’s Indemnity. Subject to Section 11(c), and excluding the gross negligence and willful misconduct of any Landlord Party, Tenant shall indemnify, defend and hold harmless Landlord and the Indemnitees from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including attorneys’ fees) and all losses and damages arising from: (1) any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of any property or inconvenience (a “Loss”) arising from any occurrence on the Premises, the use of the Common Areas by any Tenant Party, or arising out of the installation, operation, maintenance, repair or removal of any of Tenant’s Off-Premises Equipment by any Tenant Party; or (2) Tenant’s failure to perform its obligations under this Lease, subject to any applicable notice and cure period, IN EACH CASE EVEN THOUGH CAUSED OR ALLEGED TO BE CAUSED BY THE NEGLIGENCE OR FAULT OF LANDLORD OR ITS AGENTS (OTHER THAN A LOSS ARISING FROM THE SOLE OR GROSS NEGLIGENCE OF LANDLORD OR ITS AGENTS), AND EVEN THOUGH ANY SUCH CLAIM, CAUSE OF ACTION, OR SUIT IS BASED UPON OR ALLEGED TO BE BASED UPON THE STRICT LIABILITY OF LANDLORD OR ITS AGENTS. The indemnities set forth in this Section 11(d) shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, Tenant agrees, upon request therefor, to defend Landlord in such proceeding at its sole cost utilizing counsel satisfactory to Landlord in its sole but reasonable discretion.

(e) Landlord’s Indemnity. Subject to Section 11(c) and Section 26(b), Landlord shall hold Tenant harmless from and defend and indemnify Tenant against any and all claims or liabilities for any injury or damage to any person or property whatsoever occurring in, on or about the Project (but excluding the Premises, unless relating to Landlord’s entry into the Premises) to the extent such injury or damage shall be caused in whole or in part by (i) the negligent acts or omissions of Landlord, or Landlord’s agents, employees or contractors, or (ii) any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed pursuant to the terms of this Lease.

12. Subordination; Attornment; Notice to Landlord’s Mortgagee.

(a) Subordination. This Lease shall be subordinate to any deed of trust, deed to secure debt, mortgage, or other security instrument (each, a “Mortgage”), or any ground lease, master lease, or primary lease (each, a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”). Any Landlord’s Mortgagee may elect at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten (10) days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease. Notwithstanding the foregoing, the subordination of this Lease to future Mortgages shall be subject to Tenant’s receipt of a non-disturbance agreement reasonably acceptable to Tenant that provides in substance that so long as Tenant is not in default under this Lease past applicable cure periods, its possession, use and occupancy of the Premises and its rights under this Lease shall not be disturbed or impaired by virtue of such Mortgage and notwithstanding any default by Landlord under such Mortgage or foreclosure thereunder.

(b) Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request. Notwithstanding the foregoing, Tenant shall not be obligated to execute any document that alters any material provision of this Lease.

(c) Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

(d) Landlord’s Mortgagee’s Protection Provisions. If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord); (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than one (1) month in advance to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee, and (C) Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Building. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan. Landlord represents that as of the date of this Lease, the Project is not encumbered by any Mortgage.

13. Rules and Regulations. Tenant shall comply with the rules and regulations of the Building that are attached hereto as Exhibit E. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities, provided that such changes are applicable to all tenants of the Building, will not unreasonably interfere with Tenant’s use of the Premises and are enforced by Landlord in a uniform and non-discriminatory manner. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party.

14. Condemnation.

(a) Total Taking. If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), this Lease shall terminate as of the date of the Taking.

(b) Partial Taking - Tenant’s Rights. If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking for a period of more than one hundred eighty (180) days, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within thirty (30) days after the Taking, and Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

(c) Partial Taking - Landlord’s Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds arising from a Taking to a Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within thirty (30) days after such Taking, and Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 14(b).

(d) Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

(e) Repair. If the Lease is not terminated, Landlord shall proceed with reasonable diligence to restore the remaining part of the Premises and Building substantially to their former condition to the extent feasible to constitute a complete and tenantable Building and Premises; provided, however, that Landlord shall only be required to reconstruct building standard leasehold improvements existing in the Premises as of the date of the Taking, and Tenant shall be required to pay the cost for restoring any other leasehold improvements. In no event shall Landlord be required to spend more than the condemnation proceeds received by Landlord for such repair.

15. Fire or Other Casualty.

(a) Repair Estimate. If the Premises or the Building are damaged by fire, smoke, water, adverse weather, lightning, earthquake, flood, or other casualty (a “Casualty”), Landlord shall use good faith efforts to deliver to Tenant within sixty (60) days after such Casualty a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

(b) Tenant’s Rights. If a material portion of the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within one hundred eighty (180) days after the commencement of repairs (the “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant.

(c) Landlord’s Rights. If a Casualty damages the Premises or a material portion of the Building and: (1) Landlord estimates that the damage to the Premises cannot be repaired within the Repair Period; (2) the damage to the Premises exceeds fifty percent (50%) of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two (2) years of the Term; (3) regardless of the extent of damage to the Premises, Landlord makes a good faith determination that restoring the Building would be uneconomical; or (4) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant.

(d) Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, other than building standard leasehold improvements Landlord shall not be required to repair or replace any Alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Building, and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question. If Landlord fails to complete repairs to the Premises within one hundred eighty (180) days of the date of the casualty, subject to force majeure delays, then Tenant shall have the right to terminate the Lease upon written notice delivered to Landlord at any time after such one hundred eighty (180) day period and prior to Landlord’s Substantial Completion of such repairs. If this Lease is terminated under the provisions of this Section 15, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all Alterations, improvements and betterments in the Premises other than with respect to any personal property of Tenant, including its trade fixtures (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease).

(e) Abatement of Rent. If the Premises are damaged by Casualty, or if Tenant’s use of the Premises or access to the Building is materially restricted by any governmental order or restriction for a period in excess of ten (10) consecutive Business Days, Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be) or the date upon which the governmental restriction or order is no longer applicable, unless a Tenant Party caused such damage, in which case, Tenant shall continue to pay Rent without abatement.

16. Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises or in or on the Building or Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within thirty (30) days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder.

17. Events of Default. Each of the following occurrences shall be an “Event of Default”:

(a) Payment Default. Tenant’s failure to pay Rent within five (5) calendar days after Tenant’s receipt of Landlord’s written notice that the same is due; provided, however, Landlord shall not be obligated to provide written notice of monetary default more than two (2) times in any calendar year, and each subsequent monetary default shall be an Event of Default if not received within five (5) days after the same is due;

(b) Abandonment. Tenant abandons the Premises or any substantial portion thereof, or fails to continuously operate its business in the Premises, abandonment being defined as Tenant’s vacation of the Premises for more than thirty (30) consecutive calendar days and failure to meet one (1) or more lease obligations;

(c) Estoppel/Financial Statement/Commencement Date Letter. Tenant fails to provide: (i) any estoppel certificate after Landlord’s written request therefor pursuant to Section 26(e); (ii) any financial statement after Landlord’s written request therefor pursuant to Section 26(q); or (iii) the Confirmation of Commencement Date in the form of Exhibit F as required by Section 3, and any such failure under (i), (ii) or (iii) shall continue for five (5) calendar days after Landlord’s second (2nd) written notice thereof to Tenant;

(d) Insurance. Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 11(a), and such failure shall continue for five (5) calendar days after Landlord’s written notice thereof to Tenant;

(e) Mechanic’s Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within the time and in the manner required by Section 8(c);

(f) Other Defaults. Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of thirty (30) calendar days or more after Landlord has delivered to Tenant written notice thereof; provided, however, if such default is of the type which cannot reasonably be cured within thirty (30) days, then Tenant shall have such longer time as is reasonably necessary provided Tenant commences to cure within ten (10) days after receipt of written notice from Landlord and diligently prosecutes such cure to completion within sixty (60) days of such notice; and

(g) Insolvency. The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 17(g), any guarantor of Tenant’s obligations hereunder): (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; or (4) for the reorganization or modification of Tenant’s capital structure; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within sixty (60) calendar days after the filing thereof.

18. Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

(a) Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of: (1) all Rent accrued hereunder through the date of termination; (2) all amounts due under Section 18(a); and (3) Landlord may declare to be due and payable immediately the excess of (a) the entire amount of Base Rent which would, plus any Additional Rent which would reasonably be expected to, become due and payable during the remainder of the Term (determined as though the Lease has not been terminated) discounted to present value by using a discount factor of seven and five-tenths percent (7.5%) over (b) the then fair market rental value of the Premises for the remainder of the Lese term discounted to present value by using a discount factor of seven and five-tenths percent (7.5%) per annum. Upon the acceleration of such amounts, Tenant agrees to pay the same at once, in addition to Landlord’s actual reletting costs with respect to any portion of the Premises that has then been relet by Landlord plus Landlord’s reasonable estimate of reletting costs that would be incurred to relet any portion of the Premises not then relet (it being acknowledged, however, that Landlord shall not be obligated to relet the Premises prior to exercising any rights or remedies under this Section 18(a), at Landlord’s address as provided herein. If Landlord exercises its rights under this Section 18(a), Landlord and Tenant agree that the payment of the aforesaid accelerated amount and reletting costs shall not constitute a penalty or forfeiture but shall constitute liquidated damages for Tenant’s failure to comply with the terms and provisions of this Lease (Landlord and Tenant agreeing that Landlord’s actual damages in such event are impossible to ascertain and that the amount set forth above is a reasonable estimate thereof).

(b) Termination of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord: (1) all Rent and other amounts accrued hereunder to the date of termination of possession; (2) all amounts due from time to time under Section 18(a); and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. If

Landlord elects to proceed under this Section 18(b), Landlord may remove all of Tenant’s property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby, unless caused by the gross negligence or willful misconduct of Landlord, its employees, agents, or contractors. Landlord may, at is option, use commercially reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to expend funds in connection with reletting the Premises, nor to relet the Premises before leasing other portions of the Building or as applicable, and Landlord shall not be obligated to accept any prospective tenant proposed by Tenant unless such proposed tenant meets all of Landlord’s leasing criteria. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 18(b). If Landlord elects to proceed under this Section 18(b), it may at any time elect to terminate this Lease under Section 18(a);

(c) Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, unless caused by the gross negligence or willful misconduct of Landlord, its employees, agents, or contractors, and Tenant shall reimburse Landlord on demand for any reasonable expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate; or

(d) Alteration of Locks. Additionally, with or without notice, and to the extent permitted by Law, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

19. Payment by Tenant; Non-Waiver; Cumulative Remedies.

(a) Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all reasonable costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in: (1) obtaining possession of the Premises; (2) removing and storing Tenant’s or any other occupant’s property; (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant; (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting); (5) performing Tenant’s obligations which Tenant failed to perform; and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the Event of Default.

(b) No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

(c) Cumulative Remedies. Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord may have at law or in equity; (2) shall be cumulative; and (3) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

20. Landlord’s Lien. In addition to any statutory landlord’s lien now in effect or hereafter enacted, Tenant grants to Landlord, to secure performance of Tenant’s obligations hereunder, a security interest in all of Tenant’s property situated in or upon, or used in connection with, the Premises or the Project, and all proceeds thereof (except merchandise sold in the ordinary course of business) (collectively, the “Collateral”), and the Collateral shall not be removed from the Premises or the Project without the prior written consent of Landlord until all obligations of Tenant have been fully performed. Such personalty thus encumbered includes specifically all trade and other fixtures for the purpose of this Section 20 and inventory, equipment, contract rights, accounts receivable and the proceeds thereof. Upon the occurrence of an Event of Default, Landlord may, in addition to all other remedies, without notice or demand except as provided below, exercise the rights afforded to a secured party under the Uniform Commercial Code of the state in which the Premises are located (the “UCC”). To the extent the UCC requires Landlord to give to Tenant notice of any act or event and such notice cannot be validly waived before a default occurs, then five (5) days’ prior written notice thereof shall be reasonable notice of the act or event. In order to perfect such security interest, Landlord may file any financing statement or other instrument necessary at Tenant’s expense at the state and county Uniform Commercial Code filing offices. Tenant grants to Landlord a power of attorney to execute and file any financing statement or other instrument necessary to perfect Landlord’s security interest under this Section 20, which power is coupled with an interest and is irrevocable during the Term. Landlord may also file a copy of this Lease as a financing statement to perfect its security interest in the Collateral. Within ten (10) days following written request therefor, Tenant shall execute financing statements to be filed of record to perfect Landlord’s security interest in the Collateral. The landlord’s lien shall survive the expiration or earlier termination of the Lease, until all obligations of Tenant have been fully performed. Landlord agrees to subordinate its foregoing contractual lien rights to a third party providing furniture, fixtures and/or equipment for Tenant’s use in the Premises during the Term (or providing funds for the acquisition of same) on the form attached hereto as Exhibit K, provided that: (i) there is no uncured Event of Default by Tenant under the Lease at the time of such subordination; (ii) such subordination shall be limited to the specified items, amount and time stated in the subordinating instrument; and (iii) such subordination shall be in writing, signed by all parties and in a form reasonably acceptable to Landlord. Tenant shall reimburse Landlord for the reasonable attorney’s fees actually incurred by Landlord in reviewing and/or negotiating such instruments of subordination.

21. Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, free of Hazardous Materials placed on the Premises during the Term, broom-clean, reasonable wear and tear (and condemnation and Casualty damage, as to which Section 14 and Section 15 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises or elsewhere in the Building by Tenant (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord or any wiring or cabling unless Landlord requires such removal). Additionally, at Landlord’s option, Tenant shall (not later than ten (10) days after the expiration or earlier termination of the Lease) remove such alterations, additions (including stairs and bank vaults), improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling and furniture (including Tenant’s Off-Premises Equipment) as Landlord may request; however, Tenant shall not be required to remove any addition or improvement to the Premises or the Project if Landlord has specifically agreed in writing that the improvement or addition in question need not be removed. Tenant shall repair all damage caused by such removal. All items not so removed shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord at Tenant’s cost without notice to Tenant and without any obligation to account for such items; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord’s rights in respect of the security interest granted under Section 20. The provisions of this Section 21 shall survive the expiration or earlier termination of the Lease.

22. Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over: (a) Tenant shall pay, in addition to the other Rent, Base Rent equal to the greater of: (1) one hundred fifty percent (150%) of the Base Rent payable during the last month of the Term, or (2) one hundred twenty - five percent (125%) of the prevailing rental rate in the Building for similar space; and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 22 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at Law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom. Notwithstanding the foregoing, if Tenant holds over with Landlord’s express written consent, then Tenant shall be a month-to-month tenant and Tenant shall pay, in addition to the other Rent, Base Rent equal to one hundred twenty-five percent (125%) of the Base Rent payable during the last month of the Term.

23. Certain Rights Reserved by Landlord. Landlord shall have the following rights:

(a) Building Operations. Provided that the exercise of such rights does not unreasonably interfere with Tenant’s occupancy of the Premises, to decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project, or any part thereof; to enter upon the Premises (after giving Tenant not less than twenty-four (24) hours written notice thereof, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; to change the name of the Building; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

(b) Security. To take such reasonable security measures as Landlord deems advisable (provided, however, that any such security measures are for Landlord’s own protection, and Tenant acknowledges that Landlord is not a guarantor of the security or safety of any Tenant Party and that such security matters are the responsibility of Tenant); including evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after Normal Business Hours and on Sundays and Holidays, subject, however, to Tenant’s right to enter when the Building is closed after Normal Business Hours under such reasonable regulations as Landlord may prescribe from time to time;

(c) Repairs and Maintenance. To enter the Premises upon not less than twenty-four (24) hours written notice to perform Landlord’s repair and maintenance obligations and rights under the Lease; and

(d) Prospective Purchasers and Lenders. To enter the Premises upon not less than twenty-four (24) hours written notice to show the Premises to prospective purchasers or lenders; and

(e) Prospective Tenants. At any time during the last twelve (12) months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to renew the Term) or at any time following the occurrence of an Event of Default, to enter the Premises at all reasonable hours to show the Premises to prospective tenants.

24. Substitution Space. Landlord may, at Landlord’s expense, relocate the storage space utilized by Tenant within the Suite 190 Space to other space that is comparable in size, utility, and condition to the Suite 190 Space. If Landlord relocates the storage space utilized by Tenant within the Suite 190 Space, Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket expenses for moving Tenant’s personal property stored within the Suite 190 Space. Upon relocation, the relocated storage space shall be deemed to be part of the Premises and the terms of the Lease shall remain in full force and shall apply to the relocated storage space. If requested by Landlord, Tenant shall execute an appropriate amendment document within ten (10) Business Days after Landlord’s written request therefor.

25. Hazardous Materials.

(a) During the term of this Lease, Tenant shall comply with all Environmental Laws (as defined in Section 25(i) below) applicable to the operation or use of the Premises by any Tenant Party, will cause all other persons occupying or using the Premises with its consent and that are not Landlord Parties to comply with all such Environmental Laws and will immediately pay or cause to be paid all costs and expenses incurred by reason of such compliance.

(b) Tenant shall not generate, use, treat, store, handle, release or dispose of, or permit the generation, use, treatment, storage, handling, release or disposal of Hazardous Materials (as defined in Section 25(i) hereof) on the Premises, or the Project, or transport or permit the transportation of Hazardous Materials to or from the Premises or the Project except for those that may be incidental to and commonly used in general, executive, and administrative offices and that are stored or used in compliance with all applicable Environmental Laws and limited quantities of household cleaning products and office supplies used or stored at the Premises and required in connection with the routine operation and maintenance of the Premises, and in compliance with all applicable Environmental Laws.

(c) At any time and from time to time during the term of this Lease, Landlord may perform an environmental site assessment report concerning the Premises, prepared by an environmental consulting firm chosen by Landlord, indicating the presence or absence of Hazardous Materials caused or permitted by Tenant and the potential cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on the Premises. Tenant shall grant and hereby grants to Landlord and its agents access to the Premises and specifically grants Landlord an irrevocable non-exclusive license to undertake such an assessment. If such assessment indicates the presence of Hazardous Materials caused or permitted by Tenant, then such report shall be at Tenant’s sole cost and expense and the cost of such assessment shall be immediately due and payable within thirty (30) days of receipt of an invoice therefor.

(d) Tenant will immediately advise Landlord in writing of any of the following: (1) any pending or threatened Environmental Claim (as defined in Section 25(i) below) against Tenant relating to the Premises or the Project; (2) any condition or occurrence on the Premises or the Project that (a) results in noncompliance by Tenant with any applicable Environmental Law, or (b) could reasonably be anticipated to form the basis of an Environmental Claim against Tenant or Landlord or the Premises; (3) any condition or occurrence on the Premises or any property adjoining the Premises that could reasonably be anticipated to cause the Premises to be subject to any restrictions on the ownership, occupancy, use or transferability of the Premises under any Environmental Law; and (4) the actual or anticipated taking of any removal or remedial action by Tenant in response to the actual or alleged presence of any Hazardous Material on the Premises or the Project. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Tenant’s response thereto. In addition, Tenant will provide

Landlord with copies of all communications regarding the Premises with any governmental agency relating to Environmental Laws, all such communications with any person relating to Environmental Claims, and such detailed reports of any such Environmental Claim as may reasonably be requested by Landlord.

(e) Tenant agrees to indemnify, defend and hold harmless the Indemnitees from and against all obligations (including removal and remedial actions), losses, claims, suits, judgments, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against such Indemnitees directly or indirectly based on, or arising or resulting from (a) the actual or alleged presence of Hazardous Materials on the Project which is caused by Tenant or a Tenant Party and (b) any Environmental Claim relating in any way to Tenant’s operation or use of the Premises (the “Hazardous Materials Indemnified Matters”). The provisions of this Section 25 shall survive the expiration or sooner termination of this Lease. The foregoing indemnity shall not include any Hazardous Materials that were located at the Premises or the Project on the Commencement Date or any Hazardous Materials placed on the Premises or Project by Landlord, its employees agents or contractors.

(f) To the extent that the undertaking in the preceding paragraph may be unenforceable because it is violative of any law or public policy, Tenant will contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Hazardous Materials Indemnified Matters incurred by the Indemnitees.

(g) All sums paid and costs incurred by Landlord with respect to any Hazardous Materials Indemnified Matter shall bear interest at the Default Rate from the date so paid or incurred until reimbursed by Tenant, and all such sums and costs shall be payable by Tenant within thirty (30) days of receipt of an invoice therefor.

(h) “Hazardous Materials” means: (i) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and radon gas; (ii) any substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (iii) any other substance exposure which is regulated by any governmental authority; (b) “Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Occupational Safety and

Health Act, 29 U.S.C. §§ 651 et seq.; (c) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit, including without limitation (i) any and all Environmental Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

(i) To the best of Landlord’s knowledge without inquiry, the Building and the Premises do not contain Hazardous Materials.

26. Miscellaneous.

(a) Landlord Transfer. Landlord may transfer any portion of the Building and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes Landlord’s obligations hereunder in writing.

(b) Landlord’s Liability. THE LIABILITY OF LANDLORD (AND ITS PARTNERS, SHAREHOLDERS OR MEMBERS) TO TENANT (OR ANY PERSON OR ENTITY CLAIMING BY, THROUGH OR UNDER TENANT) FOR ANY DEFAULT BY LANDLORD UNDER THE TERMS OF THIS LEASE OR ANY MATTER RELATING TO OR ARISING OUT OF THE OCCUPANCY OR USE OF THE PREMISES AND/OR OTHER AREAS OF THE BUILDING OR PROJECT SHALL BE LIMITED TO TENANT’S ACTUAL DIRECT, BUT NOT CONSEQUENTIAL, DAMAGES THEREFOR AND SHALL BE RECOVERABLE ONLY FROM THE INTEREST OF LANDLORD IN THE BUILDING, AND LANDLORD (AND ITS PARTNERS, SHAREHOLDERS OR MEMBERS) SHALL NOT BE PERSONALLY LIABLE FOR ANY DEFICIENCY. FOR PURPOSES OF THIS SECTION 26(B), “THE INTEREST OF LANDLORD IN THE BUILDING” SHALL INCLUDE: (I) THE UNENCUMBERED PROCEEDS OF SALE RECEIVED UPON EXECUTION OF A JUDGMENT IN FAVOR OF TENANT AND LEVY THEREON AGAINST THE RIGHT, TITLE, AND INTEREST OF LANDLORD IN THE PROJECT; (II) THE UNENCUMBERED RENTS OR OTHER INCOME FROM THE PROJECT RECEIVABLE BY LANDLORD; (III) THE UNENCUMBERED CONSIDERATION RECEIVED BY LANDLORD FROM THE SALE OR OTHER DISPOSITION OF ALL OR ANY PART OF LANDLORD’S RIGHT, TITLE, AND INTEREST IN THE PROJECT; AND (IV) THE UNENCUMBERED PROCEEDS OF INSURANCE OR CONDEMNATION. ADDITIONALLY, TO THE EXTENT ALLOWED BY LAW, TENANT HEREBY WAIVES ANY STATUTORY LIEN IT MAY HAVE AGAINST LANDLORD OR ITS ASSETS, INCLUDING WITHOUT LIMITATION, THE BUILDING. NOTWITHSTANDING THE FOREGOING, LANDLORD SHALL REMAIN LIABLE TO TENANT WITH RESPECT TO ANY SECURITY DEPOSIT (OTHER THAN ANY SUCH SECURITY DEPOSIT TRANSFERRED TO ANY SUCCESSOR LANDLORD FOR WHICH SUCH

SUCCESSOR LANDLORD SHALL BE LIABLE TO TENANT, WHICH TRANSFER MAY BE MADE AS A CREDIT ON A CLOSING STATEMENT) NOT RETURNED OR REFUNDED TO TENANT IN ACCORDANCE WITH THE TERMS OF THIS LEASE.

(c) Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war (declared or undeclared), acts of terrorism, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

(d) Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than as set forth in the Basic Lease Information. Tenant shall indemnify, defend and hold Landlord harmless from and against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under Tenant, except the brokers named in the Basic Lease Information. The foregoing indemnity shall survive the expiration or earlier termination of the Lease.

(e) Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within thirty (30) days (unless Landlord is in the process of selling the Building or obtaining financing, in which case within ten (10) days) after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Unless otherwise required by Landlord’s Mortgagee or a prospective purchaser or mortgagee of the Building, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit G.

(f) Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be: (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information; (2) hand delivered to the intended addressee; (3) sent by a nationally recognized overnight courier service; or (4) sent by facsimile transmission during Normal Business Hours followed by a copy of such notice sent in another manner permitted hereunder. All notices shall be effective upon the earlier to occur of actual receipt, one (1) Business Day following deposit with a nationally recognized overnight courier service, or three (3) days following deposit in the United States mail. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

(g) Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

(h) Amendments; Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

(i) Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

(j) No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

(k) No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

(l) Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

(m) Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

(n) Governing Law, Exclusive Forum. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located. To the full extent permitted by Law, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

(o) Recording. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord, which power of attorney is coupled with an interest and is non-revocable during the Term.

(p) Joint and Several Liability. If Tenant is comprised of more than one (1) party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

(q) Financial Reports. Within fifteen (15) days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. If Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by providing to Landlord Tenant’s most recent annual and quarterly reports. To the extent Tenant may do so under guidelines promulgated by the Securities & Exchange Commission, Tenant will discuss its financial statements with Landlord and, following the occurrence of an Event of Default hereunder, will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except: (1) to Landlord’s Mortgagee or prospective mortgagees or purchasers of the Building; (2) in litigation between Landlord and Tenant; and (3) if required by court order. Tenant shall not be required to deliver the financial statements required under this Section 26(q) more than once in any twelve (12) month period unless requested by Landlord’s Mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs.

(r) Landlord’s Fees. Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys’, engineers’ or architects’ fees, within thirty (30) days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

(s) Telecommunications. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building, applicable Laws and Landlord’s policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

(t) Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent, except to Tenant’s attorneys and accountants who have been informed of the confidentially provisions of this Lease. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

(u) Authority. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants that it is a duly formed entity qualified to do business in the state in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.

(v) Usufruct. This Lease creates only a usufruct and no estate in land shall be deemed to have passed to Tenant by reason hereof.

(w) Anti-Terrorism Representations.

(i) By Tenant. Tenant represents and warrants that neither Tenant nor any of its Affiliates (including for the purpose any person who owns twenty-five percent (25%) or more of the equity securities of Tenant), nor any of Tenant’s partners, and none of Tenant’s or its Affiliates respective employees, officers, directors, representatives or agents is, nor shall any of them during the Term become, a person or entity with whom Landlord is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”), and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001, and regulations promulgated pursuant thereto, or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action (collectively, “Anti-Terrorism Laws”), including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively, “Prohibited Persons”). Tenant will not transfer this Lease (including without limitation any assignment or sublease) to, contract with, or otherwise engage in any dealings or transactions or be otherwise associated with any Prohibited Persons in connection with the use or occupancy of the Premises. Breach of these representations constitutes a material breach of this Lease and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.

(ii) By Landlord. Landlord represents and warrants to Tenant that neither Landlord nor any of its Affiliates (including for this purpose any person who owns twenty-five percent (25%) or more of the equity securities of Landlord), nor any of Landlord’s partners, and none of Landlord’s or its Affiliates respective employees, officers, directors, is or are, nor shall any of them during the Term become a person or entity with whom Tenant is restricted form doing business under the USA Patriot Act and the Anti-Terrorism Laws including without limitation Prohibited Persons. Landlord shall not transfer this Lease (including without limitation, any assignment hereof to, contract with any Prohibited Person in connection with the management, maintenance, leasing, use, or occupancy of the Premises, the Building, or the Project. Breach of these representations constitutes a material breach of this Lease and shall entitle Tenant to cancel this Lease forthwith without any further liability or obligation with respect thereto and to any and all remedies available hereunder, or at law or in equity.

(x) List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A -	Outline of Premises
Exhibit A-1 -	Suite 190 Space
Exhibit A-2 -	Suite 200 Space
Exhibit A-3 -	Suite 600 Space
Exhibit B -	Description of the Land
Exhibit C -	Additional Rent, Taxes and Insurance
Exhibit D -	Tenant Finish-Work
Exhibit D-1 -	Schedule of Approved Contractors
Exhibit D-2 -	Addendum to AIA 201
Exhibit E -	Building Rules and Regulations
Exhibit F -	Form of Confirmation of Commencement Date Letter
Exhibit G -	Form of Tenant Estoppel Certificate
Exhibit H -	Intentionally Omitted
Exhibit I -	Renewal Option
Exhibit J -	Janitorial Specifications
Exhibit K -	Form of Landlord’s Waiver
Exhibit L -	Right of First Refusal
Exhibit M -	Rent Abatement Provisions
Exhibit N -	Roof Access; Communications Equipment

27. Termination Option. Tenant shall have the one-time option to terminate this Lease and the Lease Term on the date that is the last day of the month that is the sixty-eighth (68th) month from the Commencement Date. Assuming the Commencement Date is July 1, 2006, Tenant shall have the one-time option to terminate this Lease effective February 29, 2012 (“Early Termination Date”), provided that Tenant gives written notice thereof to Landlord between June 1, 2011 and June 30, 2011 and provided further that no Event of Default has occurred at the time of such notice nor at the time of the Early Termination Date. Additionally,

Tenant’s right to terminate hereunder is conditioned upon the payment in full by Tenant, at the time it delivers notice to Landlord that it is exercising its termination right of an amount equal to any unamortized abatement of Rent (excluding casualty or condemnation) or “free rent” provided by Landlord; and (ii) the then unamortized cost of (a) the Work and (b) leasing commissions actually paid by Landlord in connection with this Lease (collectively, the “Termination Payment”). It is hereby understood and agreed that in calculating the Termination Payment, the then unamortized costs of the Work, leasing commissions, and “free rent” will be amortized over a period of eighty-eight (88) months of paid rent beginning on May 1, 2007 (assuming the Commencement Date is July 1, 2006) utilizing an interest rate of eight percent (8%) per annum. After Landlord’s receipt of the Termination Payment and so long as Tenant has surrendered the Premises in the condition required under the Lease, neither party shall have any rights, liabilities or obligations under this Lease for the period accruing after the Actual Termination Date, except those which, by the provisions of this Lease, expressly survive the termination of this Lease.

This Lease is executed on the respective dates set forth below, but for reference purposes, this Lease shall be dated as of the date first above written. If the execution date is left blank, this Lease shall be deemed executed as of the date first written above.

LANDLORD:	GATEWAY WINDWARD, INC.,
a California corporation

	By:	Invesco Institutional (N.A.), Inc., as advisor

	By:	/s/ Michael Kirby
	Name:	Michael Kirby
	Title:	Vice-President

Execution Date: 12/21/05

(Signatures Continued on Following Page)

(Signatures Continued from Preceding Page)

TENANT:	OPTIO SOFTWARE, INC.,
a Georgia corporation

	By:	/s/ Caroline Bembry
	Name:	Caroline Bembry
	Title:	CFO

Execution Date: 12/21/05

EXHIBIT C

ADDITIONAL RENT, TAXES, AND INSURANCE

1. Additional Rent. Tenant shall pay to Landlord the amount (per each rentable square foot in the Premises) (“Additional Rent”) by which the annual Operating Costs (defined below) per rentable square foot in the Building for each year of the Term exceed the annual Operating Costs per rentable square foot in the Building for calendar year 2006 (the “Base Year”). Landlord may make a good faith estimate of the Additional Rent to be due by Tenant for any calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term after the Base Year, Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Base Rent, an amount equal to the estimated Additional Rent for such calendar year or part thereof divided by the number of months therein. From time to time, Landlord may estimate and re-estimate the Additional Rent to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Additional Rent payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of the Additional Rent as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year. Operating Costs for the Base Year, for the purpose of comparisons of the Base Year with subsequent years only, shall be calculated so as to not include market-wide labor-rate increases due to extraordinary circumstances, including boycotts and strikes; utility rate increases due to extraordinary circumstances, including conservation surcharges, boycotts, embargos or other shortages; or amortized costs relating to capital improvements. Notwithstanding the foregoing, for purposes of calculating the amount payable by Tenant under Section 1, Operating Costs (with the exception of Uncontrollable Expenses [defined below]) shall not exceed for any calendar year during the Term of this Lease, other than the first calendar year, the amount of Operating Costs for the preceding calendar year, plus five percent (5%) (compounded annually). Any increases in Operating Costs not recovered by Landlord due to the foregoing limitation shall be carried forward into all succeeding calendar years during the term (subject to the foregoing limitation) until fully recouped by Landlord. The term “Uncontrollable Expenses” means expenses relating to the cost of utilities, insurance, real estate taxes, and other uncontrollable expenses (such as, but not limited to, increases in the minimum wage, which may affect the cost of service contracts). Operating Costs shall be determined using sound accounting principles consistently applied. As used in this Lease “sound accounting principles” will, to the extent applicable and except as otherwise provided in this Lease, be consistent with generally accepted accounting principles or GAAP.

2. Operating Costs. The term “Operating Costs” shall mean all expenses and disbursements (subject to the limitations set forth below) that Landlord incurs in connection with the ownership, operation, and maintenance of the Project, determined in accordance with sound accounting principles consistently applied, including the following costs: (a) wages and salaries of all on-site employees engaged in the management, operation, maintenance, repair or security of the Project (together with Landlord’s reasonable allocation of expenses of off-site employees who perform a portion of their services in connection with the operation, maintenance or security of the Project), including taxes, insurance and benefits relating thereto; (b) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Project

(c) costs for improvements made to the Project, which, although capital in nature, are (i) expected to reduce the normal operating costs (including all utility costs) of the Project, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment, as well as (ii) capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority or any interpretation hereafter rendered with respect to any existing Law, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion, as well as (iii) capital improvements made to improve the health, safety and welfare of the Building and its occupants, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion; (d) cost of all utilities; (e) repairs, replacements, and general maintenance of the Project; (f) fair market rental and other costs with respect to the management office for the Building if any; and (g) service, maintenance and management contracts with independent contractors for the operation, maintenance, management, repair, replacement, or security of the Project as applicable. If the Building is part of a Project, Operating Costs may be prorated among the Project and the other buildings of the Project, as reasonably determined by Landlord.

Operating Costs shall not include costs for: (1) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (2) interest, amortization or other payments on loans to Landlord; (3) depreciation; (4) leasing commissions; (5) legal expenses for services, other than those that benefit the Project tenants, as applicable (e.g., tax disputes); (6) renovating or otherwise improving leased premises of the Project or vacant space in the Project; (7) Taxes and Insurance that are paid separately pursuant to Sections 3 and 4 below; (8) federal income taxes imposed on or measured by the income of Landlord from the operation of the Project; (9) capital improvements made to the Project, other than capital improvements described in Section 2 of this Exhibit and except for items which are generally considered maintenance and repair items, such as painting of Common Areas, and the like; (10) the cost of installing, operating and maintaining any specialty service, such as daycare or cafeteria; (11) the cost of correcting defects in the construction of the Building or in the Building Systems; (12) salaries of officers and executives of Landlord; (13) the cost of any work or service performed for any tenant of the Building (other than Tenant) to a materially greater extent or in a materially more favorable manner than that furnished generally to the tenants and other occupants (including Tenant); (14) hazardous materials remediation costs; (15) management fees, royalties or other fees charged for the management of the Building in excess of 5.0%; (16) the cost of (including increased real estate taxes and other operating expenses related to) any additions to the Building after the original construction; (17) the cost of any repairs, alterations, additions, changes, replacements and other items which are made in order to prepare for a new tenant’s occupancy; (18) the cost of any repair in accordance with the casualty and condemnation sections of this Lease; (19) any advertising expenses; (20) any costs included in Operating Costs representing an amount paid to a corporation related to Landlord which is in excess of the amount which would have been paid in the absence of such relationship; (21) any expenses for repairs or maintenance which would have been covered by warranties in existence on the Commencement Date; (22) any costs of painting or decorating of any leased premises in the Building; (23) charges (including applicable taxes) for electricity, steam and other utilities for which Landlord is entitled to reimbursement from any tenant;

(24) interest and penalties due to late payment of any amounts owed by Landlord, except such as may be incurred as a result of Tenant’s failure to timely pay its portion of such amounts or as a result of Landlord’s contesting such amounts in good faith; (25) costs related to the existence and maintenance of Landlord as a legal entity, except to the extent attributable to the operation and management of the Project or Complex, as applicable; (26) the cost of correcting latent defects in the Building, latent defects in the Premises which are disclosed to Landlord within one (1) year after the Commencement Date, and defects in base building construction for the Building, the Building Systems, the Parking Area, and other Common Areas; and (27) the cost of any work or service performed for any tenant (including Tenant) at such tenant’s cost.

3. Taxes. Tenant shall also pay Tenant’s Proportionate Share of any increase in Taxes for each year and partial year falling within the Term over the Taxes for the Base Year. Tenant shall pay Tenant’s Proportionate Share of Taxes in the same manner as provided above for Tenant’s Proportionate Share of Operating Costs. “Taxes” shall mean taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Project (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income (if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof). Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project. For property tax purposes, to the extent allowed by Law, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project and Complex, and all rights to receive notices of reappraisement.

4. Insurance. Tenant shall also pay Tenant’s Proportionate Share of any increases in Insurance for each year and partial year falling within the Term over the Insurance for the Base Year. Tenant shall pay Tenant’s Proportionate Share of Insurance in the same manner as provided above for Tenant’s Proportionate Share of Operating Costs. “Insurance” shall mean property, liability and other insurance coverages carried by Landlord, including without limitation deductibles and risk retention programs and an allocation of a portion of the cost of blanket insurance policies maintained by Landlord and/or its affiliates.

5. Operating Costs and Tax and Insurance Statement. By May 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement with supporting documentation of Operating Costs for the previous year, adjusted as provided in Section 6 of this Exhibit, and of the Taxes and Insurance for the previous year (the “Operating Costs, Tax and Insurance Statement”). If Tenant’s estimated payments of Operating Costs or Taxes or Insurance under this Exhibit C for the year covered by the Operating Costs, Tax and Insurance Statement exceed Tenant’s share of such items as indicated in the Operating Costs, Tax and Insurance Statement, then Landlord shall promptly credit or reimburse Tenant for such excess; likewise, if Tenant’s estimated payments of Operating Costs, Taxes or Insurance under this Exhibit C for such year are less than Tenant’s share of such items as indicated in the Operating Costs, Tax and Insurance Statement, then Tenant shall promptly pay Landlord such deficiency, notwithstanding that the Term has expired and Tenant has vacated the Premises. Within sixty (60) days (the “Audit Election Period”) after Landlord furnishes to Tenant the Operating Costs, Tax and Insurance Statement for any calendar year [(including the Base Year)], Tenant may, at its expense during Landlord’s normal business hours, elect to audit Landlord’s Operating Costs, Taxes and Insurance for such calendar year only, subject to the following conditions: (1) there is no uncured Event of Default under this Lease; (2) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (3) the audit shall commence within thirty (30) days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within sixty (60) days after commencement; (4) the audit shall be conducted where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; and (5) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord’s confidentiality agreement for Landlord’s benefit prior to commencing the audit. Tenant shall deliver a copy of such audit to Landlord within five (5) Business Days of receipt by Tenant. Notwithstanding the foregoing, Tenant shall have no right to conduct an audit if Landlord furnishes to Tenant an audit report for the calendar year in question prepared by an independent certified public accounting firm of recognized national standing (whether originally prepared for Landlord or another party). This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including estimated Operating Costs, Taxes and Insurance. After verification, Landlord shall credit any overpayment determined by the audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within thirty (30) days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the audit report within thirty (30) days of determination. The foregoing obligations shall survive the expiration or earlier termination of the Lease. If Tenant does not give written notice of its election to audit during the Audit Election Period, Landlord’s Operating Costs, Taxes and Insurance for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same.

6. Gross-Up. With respect to any calendar year or partial calendar year in which the Building or Complex, as applicable, is not occupied to the extent of 95% of the rentable area thereof, or Landlord is not supplying services to 95% of the rentable area thereof, the Operating Costs for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building or Complex, as applicable, been occupied to the extent of 95% of the rentable area thereof and Landlord had been supplying services to 95% of the rentable area thereof.

EXHIBIT D

TENANT FINISH-WORK: ALLOWANCE

(Tenant Performs the Work)

A. Condition of Tenant’s Premises. Subject to the provisions set forth in this Lease, Tenant accepts the Tenant’s Premises in their “AS-IS” condition, and Landlord shall deliver the Premises to Tenant without any obligation on Landlord’s part to undertake any improvements or alterations therein whatsoever (including the demolition of any improvements existing therein, removal of any furniture, fixture equipment remaining in the Premises as a result of prior occupancy, or construction of any tenant finish-work or other improvements therein). Notwithstanding the foregoing, if Tenant is not able to obtain its permit to perform the Initial Leasehold Improvements (as hereinafter defined) or is not able to obtain a certificate of occupancy or equivalent permit for the use and occupancy of the Premises due to the failure of the Building Structure or the Building Systems that serve multiple tenants of the Building, Landlord shall be responsible for and shall pay the expense of performing the repairs and/or replacement necessary to the Building Structure or Building Systems serving multiple tenants, so that Tenant is able to obtain all necessary permits to perform the Initial Leasehold Improvements and thereafter obtain its occupancy permit for the use and occupancy of the Premises.

B. Construction Of Premises.

(1) The Work Allowance. Landlord shall provide to Tenant a work allowance of $20.00 per rentable square foot for the Initial Leasehold Improvements, not to exceed $999,520.00 (“Work Allowance”), which is calculated on the office space located within the Suite 200 Space and the Suite 600 Space. No Work Allowance will be provided for the Suite 190 Space. The Work Allowance shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the Total Construction Costs (as hereinafter defined), if, as, and when the cost of the Work is actually incurred by Tenant. Total Construction Costs shall mean the entire cost of performing the Initial Leasehold Improvements, including the preparation of the Leasehold Improvement Plans and Specifications (as hereinafter defined), the cost of construction, and third-party construction management fees incurred by Tenant, engineering and architectural fees incurred by Tenant, labor and materials, additional janitorial services relating to construction, tenant signage, and to the extent applicable, related taxes and insurance. So long as Tenant’s Contractor (as hereinafter defined) utilizes equipment and tools requiring standard 110 volts, Landlord will not charge Tenant any additional electric usage during construction. Further, Landlord will not charge Tenant any construction management or supervision fee. In the event the entire Work Allowance is not utilized in the performance of the work, Tenant may use up to $2.00 per rentable square foot of the Work Allowance toward the Rent, cabling cost, or cash payment to Tenant, provided that the Work Allowance is used within one (1) year following the Commencement Date or it shall be deemed forfeited with no further obligation by Landlord with respect thereto. The Work Allowance shall be applied by Tenant to the costs of the initial leasehold improvements performed by Tenant’s contractors pursuant to this Exhibit to prepare the Premises for Tenant’s use and occupancy (hereinafter called the “Initial Leasehold Improvements”). The Work Allowance may be used for all third party costs incurred for the construction of the Initial Leasehold Improvements and related architectural and engineering fees, including also any third party construction management fees incurred by Tenant. The Work

Allowance shall be disbursed by Landlord during the course of performance of the Initial Leasehold Improvements by check issued (1) jointly to Tenant and its contractors, subcontractors or professionals providing the services to which the Work Allowance applies (the “Tenant Vendors”), (2) direct only to the Tenant Vendors, or (3) to a national title insurance company acting as escrowee, pursuant to the terms of an escrow agreement reasonably acceptable to Landlord and Tenant. As conditions precedent to Tenant’s right to receive disbursements of the Work Allowance, Tenant shall provide Landlord with Tenant approved and fully detailed itemized invoices from the Tenant Vendors and partial and/or full lien waivers from the Tenant Vendors of any lien rights arising from the completed portion of the Initial Leasehold Improvements. Landlord shall make all disbursements from the Work Allowance in a timely manner, but in no event more frequently than once monthly. Landlord agrees that any full and properly completed requisition from Tenant for disbursements of the Work Allowance submitted to Landlord not later than the 24th day of a calendar month shall be processed by Landlord with payment thereof no later than the last day of the following month. Any costs incurred in excess of the Work Allowance for the Initial Leasehold Improvements shall be borne solely by Tenant. The amount remaining to be advanced of the Work Allowance hereunder, after consideration of all prior advances and deductions therefrom by Landlord provided below, is herein referred to as the “Available Allowance”.

(2) Tenant Work Procedures. The procedures described below in this Exhibit shall be utilized for the construction of the Initial Leasehold Improvements and any additional space in the Building leased by Tenant hereunder that Tenant or its contractors or subcontractors perform at any time during the Term (collectively, the “Tenant Work”):

(a) Tenant shall have the right to competitively bid the Tenant Work with several qualified, licensed tenant interior general contractors selected by Tenant (“Tenant’s Contractor”). Attached hereto on Exhibit D-1 is a schedule of contractors approved by Landlord for performing the Tenant Work. Tenant may select a contractor or contractors from the attached schedule without obtaining the prior approval of Landlord with the understanding that Landlord makes no representation or warranty as to the cost of the work or the quality of the work performed by such contractor or contractors. The bid and contract methodology shall be determined by Tenant (e. g., Stipulated Sum; or Cost of Work plus Fee with a Guaranteed Maximum Price).

(b) Tenant shall engage and contract directly with Tenant’s Contractor for the construction of the Tenant Work. Such contract shall be in the form of an AIA contract and include an addendum substantially in the form attached hereto on Exhibit D-2. Tenant’s Work shall be performed in accordance with the Building Rules and Regulations set forth on Exhibit E.

(c) Tenant has or will engage and shall utilize, as its architect for the Tenant Work,                                                        (“Tenant’s Architect”). Tenant and its contractors, workmen or such others as may enter to perform the Tenant Work shall not disturb the other tenants of the Building. If, in Landlord’s reasonable judgment, entry of Tenant or any of its contractors or agents would cause, has caused or is causing disturbance to tenants of the Building, then Landlord may, without notice, refuse admittance to Tenant or its contractors, workmen and agents. In connection with Tenant preparing its plans and specifications, Landlord has agreed to provide Tenant a cash allowance of $0.10 per rentable square foot for the design of its plans and specifications, to be paid by Landlord to Tenant within thirty (30) days following submission of a paid invoice from Tenant. In the event this Lease is not fully executed or is terminated for any reason prior to expiration of the Term, Tenant shall not be responsible for reimbursing Landlord for the cost and expense of preparing the plans and specifications.

(3) Leasehold Improvement Plans and Specifications. At Tenant’s expense but subject to the payment by Landlord to Tenant of the $0.10 per square foot allowance described immediately above, Tenant’s Architect and engineer shall perform all of the architectural and engineering services required in connection with the construction of the Initial Leasehold Improvements and all other Tenant Work, including, but not limited to, preparation of space plans, standard furniture and equipment layout plans, dimensional partition plans, dimensional electrical, telephone and computer outlets plans, reflected ceiling plans, door and hardware selections, and room finish schedules, requisite plans for the installation, distribution and balancing of Tenant’s HVAC, plans describing all wall coverings, carpet and tile floor covers and all other necessary construction details for the Initial Leasehold Improvements and Tenant Work. The plans and specifications for the Initial Leasehold Improvements and all other Tenant Work shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed beyond seven (7) calendar days following Landlord’s receipt thereof. The approved final plans and specifications for the Initial Leasehold Improvements and the Tenant Work are hereinafter referred to as the “Leasehold Improvement Plans and Specifications”. In the event Landlord requests any modifications to the Leasehold Improvement Plans and Specifications, Tenant shall reasonably comply therewith, and Landlord agrees to approve or if necessary, comment further upon, the revisions within five (5) calendar days after Landlord’s receipt of the revisions. Landlord agrees to provide to Tenant’s Architect a set of the Base Building plans and specifications pertaining to the Premises, including also all mechanical and electrical, as may be required in order to enable Tenant’s Architect to prepare the Leasehold Improvement Plans and Specifications. No material deviations from the Leasehold Improvement Plans and Specifications, once approved by Landlord, shall be permitted unless necessary to comply with any applicable Laws. Once approved, the Leasehold Improvement Plans and Specifications shall not be modified without obtaining the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, once the same are approved, Tenant shall be required to submit only deviations to the Leasehold Improvement Plans and Specifications that affect the structure of the Building or the Building Systems. Landlord’s approval of the Leasehold Improvement Plans and Specifications is not intended and shall not be deemed to constitute a representation, warranty or assurance that the Leasehold Improvement Plans and Specifications and any work performed by Tenant complies with applicable laws or that the same is structurally sound. Tenant shall be solely responsible for causing such compliance and for the quality and structural integrity of all of Tenant’s Work. Upon completion of Tenant’s Work, Tenant shall deliver to Landlord a copy of its Certificate of Occupancy and “as-built” plans for the Initial Leasehold Improvements.

(4) General. At Tenant’s expense, but subject to application of the Work Allowance, Tenant shall cause Tenant’s Contractor to perform the Tenant Work in accordance with the Leasehold Improvement Plans and Specifications and in compliance with all Laws, insurance and other legal requirements pursuant to a direct contract between Tenant’s Contractor and Tenant. All such work shall be performed diligently and in a good and workmanlike manner. In addition, Tenant shall obtain the construction permits for the Initial Leasehold Improvements and the use and occupancy permits for the Premises as required by applicable laws, but Tenant may utilize the Work Allowance toward the expense of the construction permits and occupancy permits. All materials and equipment to be incorporated into the Initial Leasehold Improvements and all other Tenant Work shall be new and of good quality, consistent with the building materials utilized throughout the Building, and in good operating condition, and construction shall be free from faults and defects. Construction not conforming to these requirements shall be corrected promptly by Tenant at its sole cost and expense but subject to application of the Work Allowance. Landlord shall be entitled, at its cost, to inspect all construction by Tenant hereunder in order to assure compliance by Tenant with the approved Leasehold Improvement Plans and Specifications. Tenant shall indemnify, defend and save harmless Landlord against (i) any damage sustained in connection with the work performed by any contractors or subcontractors retained by Tenant, and (ii) any mechanics’ or materialmen’s liens against the Premises, the Building or the Project arising from the work performed by any contractors or subcontractors retained, directly or indirectly, by Tenant. As further conditions precedent to Tenant’s right to receive any portion of the Work Allowance, Tenant shall provide Landlord itemized paid invoices for the work, services, labor and materials to which the Work Allowance applies, and appropriate partial or full lien waivers from all such contractors, subcontractors and material suppliers and other Vendors of any lien rights they may have for such completed portions of the Initial Leasehold Improvements and all other Tenant Work.

(5) Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representatives upon written notice to the other:

Landlord’s Representative:	David Hester
c/o CB Richard Ellis, Inc.
3348 Peachtree Road, Suite 900
Atlanta, Georgia 30326
Telephone: (404) 504-7900
Telecopy: (404) 504-0021
E-mail: david.hester@cbre.com

Tenant’s Representative:	____________________________
Optio Software, Inc.
3015 Windward Plaza
Windward Fairways II
Alpharetta, Georgia 30005
Telephone: _________________
Telecopy: __________________
E-mail: ____________________

EXHIBIT D-2

Addendum to Construction Contract

Addendum to AIA 201 – 1997:

INDEMNIFICATION AND INSURANCE

Article 3.18, INDEMNIFICATION, is deleted and replaced with the following:

3.18.1    All work covered by this agreement done at the site of construction or in preparing or delivering materials to the site shall be at the risk of the Contractor alone.

3.18.2    To the greatest extent permitted by law, Contractor shall defend, indemnify and hold Owner and Project Manager and their respective employees, agents, and officers (“Indemnitees”) harmless from and against any and all claims, losses, damages, or other liabilities, (including any costs, expenses or fees, attorney’s fees, consultant and expert witness fees, investigation and/or court costs) on account of bodily injury, disease or death of any person (including employees of Contractor or its sub-subcontractors), or loss, injury, damage or destruction of any property, including any work on the Project itself, directly or indirectly, allegedly or actually caused by, arising out of, or resulting from Contractor’s presence or any of Contractor’s work, or the work of its subcontractors at or off the jobsite, or any party for whom Contractor may be legally liable. Contractor’s defense and indemnity obligations are not limited by Contractor’s requirement to provide the insurance coverages specified herein, including, but not limited to, the coverage of any workers’ compensation, disability benefit or other statute.

3.18.3    The following is specifically understood: 1) Contractor’s defense obligations hereunder extend to any claimed damages or loss arising out of Contractor’s work even if such loss is alleged to have been caused by negligence of Indemnitees; 2) Contractor’s indemnity obligations hereunder shall include all loss or damage arising from its work which may have been caused in part by negligence of Indemnitees; 3) except with respect to bodily injury claims brought against Indemnitees for injuries at the work site by employees of Contractor (where employees are prohibited from claiming against their employers on the grounds of negligence), Contractor shall not be obligated to indemnify Indemnitees for loss or damage to the extent it is ultimately determined to have been caused by the sole negligence or willful misconduct of Indemnitees.

Paragraph 10-4 is deleted and replaced with the following:

10.4    Contractor shall assume all liability for management, storage, containment, use, transport or disposal of any and all hazardous or toxic material associated with Contractor’s or its subcontractors’ Work, in strict compliance with all federal, state and local laws and regulations regarding such materials. Contractor’s defense and indemnity obligations owed to Owner and Project Manager as set forth in Articles 3.18.2 and 3.18.3, shall fully extend and apply to all claims, losses, damages, clean-up requirements or other liabilities arising out of Contractor’s management, use, storage, transport, containment, or disposal of any hazardous or toxic materials.

Paragraph 11.1 under Article 11, INSURANCE, is deleted and replaced with the following:

11.1 CONTRACTOR’S INSURANCE Before Contractor may enter or deliver material or equipment to the jobsite, render invoices, or be paid for any work, Contractor shall provide Owner and Project Manager written proof that it has the following insurance:

(1)	Commercial General Liability covering bodily injury, property damage and personal injury liability for all premises and operations of Contractor in connection with this Project on ISO form CG 00 01 (“occurrence form”) with defense in addition to limits of liability. Coverage shall include: contractual liability (with defense for indemnitees); products and completed operations liability; independent contractors liability; broad form property damage liability (including completed operations); waiver of insurer’s rights of subrogation against Owner and Project Manager; no exclusion for loss from explosion,

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collapse or underground (XCU) hazards; CG 00 57 9/99 or equivalent if “known” or “continuing damage” loss is limited; Owner and Project Manager as Additional Insureds for liability arising out of Contractor’s work - ISO endorsement CG 20 10 11 85 (or both new forms CG 20 10 and CG 20 37). Coverage for Owner and Project Manager as insureds for Contractor’s completed operations shall be continued for as long as Owner and Project Manager may be exposed to liability arising from Contractor’s work. Coverage of additional insureds shall be primary and non-contributory; deductibles or self-insured retentions, if any, are to be approved by Owner and entirely at Contractor’s expense. Limits of liability shall be no less than (fill in amount) each occurrence, (fill in amount) per project general aggregate, (fill in amount) aggregate limit for products/completed operations.

(2)	Workers’ Compensation fully complying with laws of all states and jurisdictions in which Contractor performs its work. Policy shall waive subrogation against Owner and Project Manager.

(3)	Employer’s Liability with limits not less than $1,000,000 each accident, $1,000,000 aggregate for occupational disease. Coverage may be supplied either by Contractor’s workers’ compensation or commercial general liability policy.

(4)	Business or Commercial Auto Policy covering all owned, non-owned, hired, rented or borrowed autos (Symbol 1, Any Auto), with limits no less than $1,000,000 each accident. Policy insurer shall waive subrogation against Owner and Project Manager.

(5)	Consultants Professional Liability Insurance shall be required of any and all design, engineering or other professionals engaged by Contractor in the Project covering loss attributable to any negligent act, error or omission arising from professional services performed for this Project with limits of at least $1,000,000 each claim or higher limits as Owner may deem appropriate for the Work, bearing in mind that Professional Errors and Omissions (E&O) policies are normally written on a “claims made” basis with defense included in limits. Coverage shall continue for three years following completion of the Project, either by annual renewals or by extended reporting provision. Certificates of Insurance must be provided to both Owner and Project Manager indicating the coverage and each required renewal or claim/reporting extensions.

(6)	Certificates of All Policies shall be provided before work may be started, giving evidence of coverage issued by insurers permitted to write insurance in the state where the work is to be performed, with current A M Best ratings of A-VII or better, and providing Owner and Project Manager with unconditional thirty (30) day written notice of cancellation and evidence of appropriate additional insured and primary noncontributing endorsements on the general liability insurance.

(7)	Subcontractors: Contractor shall impose these insurance requirements upon each of its subcontractors and consultants, and shall require each to include Contractor, Owner and Project Manager as additional insureds for operations and completed operations under their respective general liability policies on primary and noncontributing terms. Contractor shall require each subcontractor and consultant to provide a certificate of insurance for Owner and Project Manager, with unconditional thirty (30) day written notice of cancellation and copies of endorsements giving evidence of appropriate additional insured and primary noncontributing terms in favor of Owner and Property Manager.

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EXHIBIT I

RENEWAL OPTION

If Tenant has not committed an Event of Default at any time during the Term, and Tenant is occupying the entire Premises at the time of such election, Tenant may renew this Lease for one (1) additional period of five (5) years, by delivering written notice of the exercise thereof to Landlord not earlier than twelve (12) months nor later than eight (8) months before the expiration of the Term. The Base Rent payable for each month during such extended Term shall be the prevailing market rental rate (the “Prevailing Rental Rate”), at the commencement of such extended Term, for renewals of space in the Building or Project, if applicable, of equivalent quality, size, utility and location, and also taking into consideration all elements affecting the lease transaction including, but not limited to, typical Tenant improvement advances, typical rent abatements, or other normal and customary tenant concessions and tenant improvement credits, with the length of the extended Term and the credit standing of Tenant to be taken into account. Within thirty (30) days after receipt of Tenant’s notice to renew, Landlord shall deliver to Tenant written notice of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Base Rent, if any, and the other terms and conditions offered. Tenant shall, within ten (10) days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate. If Tenant timely notifies Landlord that Tenant accepts Landlord’s determination of the Prevailing Rental Rate, then, on or before the commencement date of the extended Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

(a) Base Rent shall be adjusted to the Prevailing Rental Rate;

(b) Tenant shall have no further renewal option unless expressly granted by Landlord in writing;

(c) Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements; and

If Tenant rejects Landlord’s determination of the Prevailing Rental Rate, or fails to timely notify Landlord in writing that Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate, time being of the essence with respect thereto, Tenant’s rights under this Exhibit shall terminate and Tenant shall have no right to renew this Lease.

Tenant’s rights under this Exhibit shall terminate if (1) this Lease or Tenant’s right to possession of the Premises is terminated, (2) Tenant assigns any of its interest in this Lease or sublets any portion of the Premises, (3) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof, or (4) Landlord determines, in its sole but reasonable discretion, that Tenant’s financial condition or creditworthiness has materially deteriorated since the date of this Lease.

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EXHIBIT M

RENT ABATEMENT PROVISIONS

All Rent shall be conditionally abated for the first eight (8) months immediately following the Commencement Date (“Rent Abatement Period”). (For illustration purposes only, if the Commencement Date is July 1, 2006, Rent shall be conditionally abated until February 28, 2007.) Further, one half of all Rent shall be conditionally abated for the first four (4) months immediately following the Rent Abatement Period. (For illustration purposes only, if the Rent Abatement Period expires on February 28, 2007, commencing March 1, 2007 and continuing through June 30, 2007, one half of the Rent shall be conditionally abated and Tenant shall commence payment of full Rent reserved under this Lease on July 1, 2007.) Upon the occurrence of an Event of Default, the abatement of all Rent provided in this Exhibit M shall immediately become void and Tenant shall promptly pay to Landlord, in addition to any and all other amounts due Landlord in this Lease, the full amount of the Rent abated herein. Assuming no Event of Default by Tenant occurs, the Base Rent collected at the time of execution of this Lease will be applied to the Base Rent due commencing on the first (1st) day of the ninth (9th) month, immediately following the Commencement Date, until all such Base Rent is applied toward the Base Rent reserved under this Lease.

M-1